Exhibit 2.1

STOCK PURCHASE AGREEMENT

among

HEALTH PLAN INTERMEDIARIES HOLDINGS, LLC,

HEALTH INSURANCE INNOVATIONS, INC.,

JOSEPH SAFINA,

HOWARD KNASTER

and

JORGE SAAVEDRA

Dated as of July 17, 2013

i

ii

Schedules

Schedule 2.4(a) – Ownership of the Shares
Schedule 4.14 – Intercompany Obligations and Agreements
Schedule 5.7 – Allocation Schedule
Schedule 6.1(b) – Required Third Party Consents
Schedule 8.2(c) – Specific Indemnities
Schedule 9.1(a) – Sellers’ Knowledge Circle
Schedule 9.1(b) – Buyer’s Knowledge Circle

Exhibits

Exhibit A-1 – Safina Employment Agreement
Exhibit A-2 – Knaster Employment Agreement
Exhibit A-3 – Saavedra Employment Agreement
Exhibit B-1a – Safina Performance-Based Stock Agreement(A)
Exhibit B-1b – Knaster Performance-Based Stock Agreement(A)
Exhibit B-1c – Saavedra Performance-Based Stock Agreement(A)
Exhibit B-2a – Safina Performance-Based Stock Agreement(B)
Exhibit B-2b – Knaster Performance-Based Stock Agreement(B)
Exhibit B-2c – Saavedra Performance-Based Stock Agreement(B)
Exhibit C – Buyer Note
Exhibit D – Guaranty

iii

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 17, 2013, is made and entered into by and among Health Plan Intermediaries Holdings, LLC, a Delaware limited liability company (“Buyer”), Health Insurance Innovations, Inc., a Delaware Corporation (“Parent”), Joseph Safina (“Safina”), Howard Knaster (“Knaster”) and Jorge Saavedra (“Saavedra”, and together with Safina and Knaster, “Sellers”).

RECITALS

A. Sellers collectively own (i) all of the issued and outstanding shares of common stock, no par value per share, of Sunrise Health Plans, Inc., a Florida Corporation (“SHP”, and such shares, the “SHP Shares”), (ii) all of the issued and outstanding shares of common stock, no par value per share, of Sunrise Group Marketing, Inc., a Florida Corporation (“SGM”, and such shares, the “SGM Shares”), and (iii) all of the issued and outstanding shares of common stock, no par value per share, of Secured Software Solutions, Inc., a Florida Corporation (“SSS”, and such shares, the “SSS Shares”). SHP, SGM and SSS are sometimes collectively referred to as the “Companies”. The SHP Shares, the SGM Shares and the SSS Shares are sometimes collectively referred to as the “Shares”.

B. Buyer, a subsidiary of Parent, wishes to purchase from Sellers, and Sellers wish to sell to Buyer, all of the Shares, on the terms and subject to the conditions set forth in this Agreement.

Accordingly, in consideration of the representations, warranties, covenants and obligations contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

Section 1.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions set forth herein, Sellers shall sell the Shares to Buyer and Buyer shall purchase the Shares from Sellers on the terms and subject to the conditions set forth herein.

Section 1.2 Closing. Unless this Agreement shall have been terminated pursuant to Section 7.1, and subject to the satisfaction or waiver of each of the conditions set forth in Article VI, the closing of the purchase and sale of the Shares (the “Closing”) shall take place at 10:00 a.m., New York City time, on the date (the “Closing Date”) that is the second (2nd) Business Day after all of the conditions set forth in Article VI are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) at the offices of Buyer, 15438 N. Florida Avenue, Suite 201, Tampa, Florida, unless another date, time or place is agreed to in writing by the parties. At the Closing:

(a) Sellers shall deliver to Buyer certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank (in each case, by each applicable Seller), and bearing or accompanied by all requisite stock transfer stamps; and

(b) Buyer shall pay the Purchase Price to Sellers in the amount and in the manner specified in Section 1.3.

Section 1.3 Purchase Price. The aggregate purchase price to be paid by Buyer at Closing for the Shares (the “Purchase Price”) shall consist of

(a) an amount in cash equal to $10,000,000 less Commission Advances outstanding in the amount of $1,500,000, payable to Sellers by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers’ Representative at least two Business Days Prior to the Closing;

(b) delivery to Safina, Knaster and Saavedra of performance-based stock awards of shares of common stock of Parent (“Parent Common Stock”) with an aggregate fair market value of $1,500,000, which performance-based stock awards for Safina, Knaster and Saavedra shall be substantially in the forms attached hereto, respectively as Exhibit B-1a (the “Safina Performance-Based Stock Agreement(A)”), Exhibit B-1b (the “Knaster Performance-Based Stock Agreement(A)”) and Exhibit B-1c (the “Saavedra Performance-Based Stock Agreement(A)”, and together with the Safina Performance-Based Stock Agreement(A) and the Knaster Performance-Based Stock Agreement(A), the “Performance-Based Stock Agreements(A)”);

(c) delivery to Safina, Knaster and Saavedra of performance-based stock awards of shares of Parent Common Stock with an aggregate fair market value of $2,250,000, which performance-based stock awards for Safina, Knaster and Saavedra shall be substantially in the forms attached hereto, respectively as Exhibit B-2a (the “Safina Performance-Based Stock Agreement(B)”), Exhibit B-2b (the “Knaster Performance-Based Stock Agreement(B)”) and Exhibit B-2c (the “Saavedra Performance-Based Stock Agreement(B)”, and together with the Safina Performance-Based Stock Agreement(B) and the Knaster Performance-Based Stock Agreement(B), the “Performance-Based Stock Agreements(B)”); and

(d) delivery to Sellers’ Representative of an adjustable promissory note in the initial principal amount of $2,750,000 substantially in the form attached hereto as Exhibit C (the “Buyer Note”).

For purposes of this Section 1.3, the “fair market value” of each share of Parent Common Stock will be the price to be determined as set forth, respectively, in the Performance-Based Stock Agreements(A) and the Performance-Based Stock Agreements(B).

Section 1.4 Other Closing Deliveries. At the Closing, in addition to Sellers’ delivery of certificates representing all of the Shares as specified in Section 1.2(a) and Buyer’s payment of the Purchase Price in the amount and in the manner specified in Section 1.3, and as otherwise set forth herein:

(a) Sellers shall deliver, or cause to be delivered, to Buyer:

(i) an Employment Agreement, duly executed by Safina, in the form attached hereto as Exhibit A-1 (the “Safina Employment Agreement”), an Employment Agreement, duly executed by Knaster, in the form attached hereto as Exhibit A-2 (the “Knaster Employment Agreement”), and an Employment Agreement, duly executed by Saavedra, in the form attached hereto as Exhibit A-3 (the “Saavedra Employment Agreement”);

(ii) counterparts of each of the other Ancillary Agreements to be entered into at the Closing, duly executed by each Seller that is a party thereto;

(iii) the certificates contemplated by Sections 6.2(a), 6.2(b) and 6.2(f);

(iv) a good standing certificate from the Secretary of State of the State of Florida for each Company, in each case dated as of a date within five Business Days prior to the Closing Date; and

(v) the Books and Records described in Section 4.11.

(b) Buyer shall deliver, or cause to be delivered, to the Sellers’ Representative:

(i) the Buyer Note, duly executed by Buyer, and the Guaranty, duly executed by Parent;

(ii) counterparts of each of the other Ancillary Agreements to be entered into at the Closing by Buyer or Parent, duly executed by, as applicable Buyer or Parent;

(iii) the certificates contemplated by Sections 6.3(a) and 6.3(b), duly executed by, as applicable, Buyer and Parent; and

(iv) a copy, certified as of the Closing Date, by an officer of Parent, of the resolutions of Parent’s board of directors authorizing the execution and delivery of each Transaction Agreement to which each of Parent and the Company is a party, and the consummation of the transactions contemplated thereby;

(c) Sellers’ shall deliver to Buyer copies (or other evidence) of those Third Party Consents obtained in satisfaction of Section 6.2(f); and

(d) Buyer shall deliver to the Sellers’ Representative, and Sellers’ shall deliver to Buyer such other documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

Each of the documents and instruments delivered by a party to any other party hereto pursuant to this Section 1.4 shall be in form and substance reasonably acceptable to, as applicable, Buyer and the Sellers’ Representative.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Sellers jointly and severally represent and warrant to Buyer and Parent, as of the date hereof and as of the Closing Date, as follows in this Article II. Each such representation and warranty is qualified by and includes the disclosure set forth in the numbered or lettered sections or subsections of the Seller Disclosure Letter that correspond to such representation and warranty and shall be deemed to be qualified by and include any disclosure in any other section or subsection of the Seller Disclosure Letter to which the relevance of such disclosure to such representation and warranty is readily apparent; provided, that the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty unless the representation or warranty pertains to the existence of the document or other item itself.

Section 2.1 Corporate Status. Each of the Companies is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Florida and has all requisite corporate power and authority to carry on its business as now conducted. Each of the Companies is duly qualified and in good standing (or the equivalent, if any, in the applicable jurisdiction) to do business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Sellers have delivered to Buyer true, complete and correct copies of the Organizational Documents of the Companies.

Section 2.2 Authorization.

(a) Each Seller has all requisite authority to execute and deliver the Transaction Agreements to which he is or will be a party, to perform his obligations thereunder and to consummate the transactions contemplated thereby. Each of the Transaction Agreements to which a Seller is or will be a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by such Seller. Assuming due authorization, execution and delivery by the other parties thereto, each of the Transaction Agreements to which each Seller is or will be a party constitutes, or upon execution and delivery thereof, will constitute, the legal, valid and binding obligation of each such Seller, enforceable against him in accordance with its terms, subject in each case to the Enforceability Exception.

(b) The execution and delivery by each Seller of the Transaction Agreements to which any of them is or will be a party do not, and the performance by each Seller of, and the consummation by each Seller of the transactions contemplated by, such Transaction Agreements will not require any consent, approval, license, permit, order, qualification or authorization of, or registration or other action by, or any filing with or notification to, any Governmental Authority (each, a “Governmental Approval”).

Section 2.3 Non-Contravention. The execution, delivery and performance of the Transaction Agreements by each Seller that is or will be a party thereto and the consummation of the transactions contemplated thereby by each Seller do not and will not (a) conflict with or result in any violation or breach of any provision of the Organizational Documents of any of the Companies, (b) assuming compliance with the matters referred to in Section 2.2(b), conflict with or result in a violation or breach of any provision of any material applicable Law or (c) assuming compliance with the matters referred to in Section 2.2(b), require any consent of any Person under, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than

Permitted Liens) on any of the assets or properties of any of the Companies pursuant to, any Contract to which any of the Companies is a party or by which any of them or any of their respective properties or assets is bound or subject, except, in the case of clause (c), for any such breaches, defaults, rights or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 2.4 Capitalization; Title to Shares.

(a) The authorized capital stock of SHP consists of 100,000,000 shares of common stock, no par value per share, of which 100,000,000 shares are issued and outstanding. The authorized capital stock of SGM consists of 1,000 shares of common stock, no par value per share, of which 1,000 shares are issued and outstanding. The authorized capital stock of SSS consists of 100 shares of common stock, no par value per share, of which 99 shares are issued and outstanding. The Shares have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar rights. Sellers, collectively, directly own beneficially and of record all of the Shares, free and clear of all Liens, in the amounts set forth in Schedule 2.4(a). Assuming Buyer has the requisite power and authority to be the lawful owner of the Shares upon delivery to Buyer at the Closing of certificates representing the Shares, duly endorsed by the applicable Seller for transfer to Buyer, and upon payment of the Purchase Price at the Closing in the amount and in the manner specified in Section 1.3, good and valid title to the Shares will pass to Buyer, free and clear of any Liens, other than those arising from acts of Buyer or its Affiliates.

(b) There are no outstanding (i) shares of capital stock of or other voting or equity interests in any of the Companies other than the Shares, (ii) securities of the Companies convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any of the Companies, (iii) options or other rights or Contracts or commitments of any kind to acquire from the Companies, or other obligation of any Seller or the Companies to issue, transfer or sell, any capital stock of or other voting or equity interests in any of the Companies or securities convertible into or exercisable or exchangeable for capital stock of or other voting or equity interests in any of the Companies, (iv) voting trusts, proxies or other similar Contracts or commitments to which any of the Companies is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in any of the Companies or (v) contractual obligations restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in any of the Companies (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of any of the Companies to repurchase, redeem or otherwise acquire any Company Securities.

Section 2.5 No Subsidiaries. None of the Companies owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into capital stock of or other voting or equity interests in) any other Person.

Section 2.6 Financial Statements; Accounting Controls.

(a) Sellers have delivered to Buyer true, complete and correct copies of (i) the audited combined financial statements of the Companies at and for the 12-month periods ended

December 31, 2011 and 2012, together with the report of the independent auditor of the Companies thereon, and including, in each case, a combined balance sheet and combined statements of operations, changes in stockholders’ equity and cash flows and related footnotes (the “Annual Financial Statements”) and (ii) the unaudited combined financial statements of the Companies at and for the 5-month period ended May 31, 2013, including a combined balance sheet and combined statements of operations, changes in stockholders’ equity and cash flows (the “May 2013 Financial Statements”, together with the Annual Financial Statements, the “GAAP Financial Statements”). The GAAP Financial Statements (A) were prepared from, and are consistent with, the books and records that are part of the financial reporting system of the Companies; provided, that the May 2013 Financial Statements do not contain footnotes, (B) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto) and (C) present fairly, in all material respects, the financial position, results of operations, cash flows and changes in stockholders’ equity of the Companies on a combined basis at and for the respective periods indicated subject, in the case of the May 2013 Financial Statements, to normal year-end adjustments. The Interim Financial Statements, when prepared and delivered to Buyer pursuant to Section 4.7 (A) will be prepared from, and will be consistent with, the books and records that are part of the financial reporting system of the Companies; provided, that the Interim Statements will not contain footnotes, (B) will be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and (C) present fairly, in all material respects, the financial position, results of operations, cash flows and changes in stockholders’ equity of the Companies on a combined basis at and for the respective periods indicated, subject to normal year-end adjustments.

(b) None of the Companies is a party to, or has any commitment to become a party to, any off balance sheet partnership, joint venture or any similar Contract (including any Contract relating to any transaction or relationship between any of the Companies, on the one hand, and any Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the 1934 Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any of the Companies on such Company’s financial statements.

(c) Sellers have delivered to Buyer complete and correct copies of all management representation letters to the Companies’ independent auditors, in each case to the extent relating to any Company and for fiscal periods beginning on or after January 1, 2009.

Section 2.7 Undisclosed Liabilities. None of the Companies has any Liabilities that would be required to be reserved against or otherwise disclosed or reflected on a balance sheet or the notes thereto prepared in accordance with GAAP, except (a) as set forth in Section 2.7 of the Seller Disclosure Letter, (b) for Liabilities specifically reflected, disclosed or reserved against in the most recent GAAP Financial Statements or specifically disclosed in the notes thereto and (c) for Liabilities that (i) were incurred after December 31, 2012 in the ordinary course of business consistent with past practice and (ii) individually or in the aggregate have not had and would not reasonably be expected to result in a material adverse effect on the business, operations, condition (financial or otherwise) or results of operations of the Companies, taken as a whole. This Section 2.7 does not relate to Tax matters (which are the subject of Section 2.18).

Section 2.8 Absence of Certain Changes. During the period from December 31, 2012 to the date hereof, the Business has been conducted in the ordinary course of business consistent with past practice, and during such period none of the Companies has taken any action or omitted to take any action which action or omission, if occurring during the period from the date hereof until the Closing or the termination of this Agreement in accordance with Section 7.1, would require Buyer’s consent under clauses (a) through (x) of Section 4.1.

Section 2.9 Listed Contracts.

(a) Section 2.9(a) of the Seller Disclosure Letter lists each Contract falling into any of the following categories of Contracts to which any of the Companies, as of the date hereof, is a party or by which it is bound:

(i) any Contract relating to outstanding Indebtedness for borrowed money from third party lending sources pursuant to which any Company has borrowed any amount;

(ii) any joint venture, partnership or other similar Contract (including any Contract providing for joint research or development) with any Person;

(iii) any Contract relating to the acquisition or disposition of any business, stock or assets of any other Person or any division or line of business thereof or any real property (whether by merger, sale of stock, sale of assets or otherwise), in any such case having a value in excess of $10,000 which Contract contemplates future performance or has continuing obligations after the date hereof;

(iv) any Contract that (A) limits the freedom of any of the Companies to compete in any line of business or with any Person or in any area or that would so limit the freedom of Buyer or its Affiliates or any of the Companies after the Closing, (B) contains exclusivity obligations or restrictions with respect to distribution and marketing binding on any of the Companies that would be binding on Buyer or any of its Affiliates after the Closing or (C) provides for a “most favored nation” pricing status for any party thereto;

(v) any Contract for the purchase or lease of services or materials, supplies, goods, equipment or other assets providing for aggregate annual payments by the Companies of $10,000 or more or under which the Companies have made payments of $10,000 or more during the 12-month period preceding the date of this agreement;

(vi) any sales, broker, distribution, agency, services or other similar Contract providing for the sale by any of the Companies of materials, supplies, goods, services, equipment or other assets that provides for aggregate annual payments to the Companies of $10,000 or more or under which payments of $10,000 or more were made to the Companies during the 12-month period preceding the date of this Agreement;

(vii) to the extent not included in clause (vi), above, any Contract (A) relating to insurance programs or products where any Company has placed business through or for a third-party agent or broker or (B) with an insurance company for which any Company has acted as agent or broker;

(viii) any Contract pursuant to which any of the Companies (A) markets, sells or distributes Insurance Contracts issued by insurance companies, or (B) acquires, purchases or otherwise receives marketing or remarketing leads, which Contract, in the case of this subclause (B), provides for aggregate annual payments of $10,000 or more;

(ix) any material Contract that relates to the insurance policy administration, claims, underwriting or investment management functions of the Business;

(x) any Contract evidencing outstanding loans to insurance agents, brokers or producers in excess of $10,000 to any individual Person;

(xi) any managing general agent Contract, including those to which any Company is a party, that are either in force or with respect to which a Company has any continuing obligations;

(xii) any indemnity Contract (other than an Insurance Contract) pursuant to which a Company receives or is reasonably expected to receive payments, or makes or is reasonably expected to make payments, of $10,000 or more;

(xiii) any guarantees, keepwells, letters of credit, indemnity or contribution agreements, support agreements, insurance surety bonds or other similar agreements made in respect of the obligations of, or for the benefit of any obligee of, any of the Companies by any Seller or any Affiliate (other than the Companies) (“Seller Guaranties”), and any other Contract (including any “take-or-pay” or keepwell agreements) under which (A) any Person (other than a Company) has directly or indirectly guaranteed any liabilities or obligations of any of the Companies or (B) any of the Companies has directly or indirectly guaranteed any liabilities or obligations of any other Person other than a Company;

(xiv) any Contract under which a Company has committed to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person; or

(xv) any other Contract that is material to the Companies, taken as a whole.

(b) Each Contract disclosed in the Seller Disclosure Letter or required to be disclosed therein pursuant to this Section 2.9 or Section 2.11(b) is a valid and binding agreement of the Company party thereto and, to the Knowledge of Sellers, any other party thereto and is in full force and effect, and none of the Companies party thereto nor, to the Knowledge of Sellers, any other party thereto is in default or breach in any material respect under (or is alleged to be in default or breach in any material respect under) the terms of, or has provided or received any written notice as of the date hereof of any intention to terminate, any such Contract, and, to the Knowledge of Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in the termination thereof or would cause or permit the acceleration or other changes of any material right or material obligation or the loss of any material benefit thereunder. Except as set forth in Section 2.9(b) of the Seller Disclosure Letter, the execution, delivery and performance of the Transaction Agreements by each Seller that is or will be a party thereto and the consummation of the transactions contemplated thereby by each Seller do not and will not require any consent of any Person under, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of any of the Companies pursuant to, any Contract disclosed in the Seller Disclosure Letter or required to be disclosed therein pursuant to this Section 2.9 or Section 2.11(b) to which any of the Companies is a party or by which any of them or any of their respective properties or assets is bound. True, complete and correct copies of each such Contract (including all written modifications and amendments thereto and written waivers thereunder) in effect as of the date hereof have been provided to Buyer.

Section 2.10 Properties.

(a) Title to Assets, Etc. The Companies have good and valid title to, or otherwise have the right to use pursuant to a valid and enforceable (subject to the Enforceability Exception) lease, license or similar contractual arrangement, all material assets (real and personal, tangible and intangible) that are used or held for use in connection with the Business (collectively, the “Assets”) except, in the case of this clause (a), for Owned Intellectual Property and Trade Secrets (which are the subject of Section 2.11(j)(i)), in each case free and clear of any Lien other than Permitted Liens.

(b) Sufficiency of Assets, Etc. Immediately following the Closing and after giving effect to the transactions contemplated by the Transaction Agreements, Parent and Buyer will, either directly or indirectly through the Companies, own, possess, have a valid license to, have a valid leasehold interest in or, through an enforceable (subject to the Enforceability Exception) written contractual obligation, have access to and the legal right to use or receive the benefit of, all properties and assets necessary for the conduct of the business and operations of the Companies as they were conducted immediately prior to the Closing. There are no properties or assets (tangible or intangible) of any Seller that are used in the conduct of the business and operations of the Companies as they are currently conducted. For the avoidance of doubt, no transition services agreement or similar Contract for the provision of services from and after the Closing to any of the Companies by or on behalf of any Seller or any of their Affiliates (other than the Companies) is necessary to enable the Companies to conduct their respective businesses and operations immediately following the Closing as such businesses and operations were conducted immediately prior to the Closing.

(c) Owned Real Property. As of the date hereof, no Company owns any fee interest in real property.

(d) Leased Real Property. None of the Companies owns any real property. The only real property leased by any of the Companies is the Plantation Premises, which is leased by SHP. Sellers have delivered to Buyer true, complete and correct copies of the lease pursuant to which the Plantation Premises is leased, together with all written amendments and modifications thereto and all guarantees thereof (collectively, the “Plantation Lease”). SHP holds good and valid leasehold title to the Plantation Premises. The Plantation Lease is valid and in full force and effect in all material respects and all rents and additional rents due to date on the Plantation Lease have been paid. SHP enjoys peaceful and undisturbed possession in all material respects under the Plantation Lease. None of Sellers or any of the Companies have received any notice from the landlord under the Plantation Lease to relocate the Plantation Premises as provided in

Section 13.01 of the Plantation Lease. SHP is not in default in any material respect under the Plantation Lease and, to the Knowledge of Sellers, the landlord is not in default under the Plantation Lease. No event has occurred which, with the passage of time or the giving of notice or both, would constitute a default under the Plantation Lease by SHP. To the Knowledge of Sellers, no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default under the Plantation Lease by the landlord. As of the date hereof, the Plantation Premises constitutes all interests in real property currently used or currently held for use in connection with the business of the Companies. Except as set forth in Section 2.10(d) of the Seller Disclosure Letter, the execution, delivery and performance of the Transaction Agreements by each Seller that is or will be a party thereto and the consummation of the transactions contemplated thereby by each Seller do not and will not require any consent of any Person under, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of any of the Companies pursuant to, the Plantation Lease. None of the Companies is a sublessor or grantor under any sublease of the Plantation Premises.

Section 2.11 Intellectual Property; Information Technology.

(a) Owned Intellectual Property. Section 2.11(a) of the Seller Disclosure Letter lists, as of the date hereof, all Intellectual Property that the Companies purport to own (the “Owned Intellectual Property”) (i) that is registered or subject to an application for registration with a Governmental Authority (or, in the case of domain names, a domain name registrar) (including, in each case, the jurisdiction in which such Intellectual Property has been registered or an application for registration is pending) (the “Registered Owned Intellectual Property”) or (ii) that is unregistered and material to the Business. All registrations of the Registered Owned Intellectual Property are valid, subsisting and in full force and effect as of the date hereof. All application, maintenance and renewal fees due and owing in relation to such Registered Owned Intellectual Property have been paid in full. None of the Companies is using any such Registered Owned Intellectual Property that is the subject of a registration or application in a manner that would reasonably be expected to result in the cancellation or unenforceability of any registration of such Registered Owned Intellectual Property.

(b) Licenses and Other Agreements. Section 2.11(b) of the Seller Disclosure Letter lists all Contracts existing as of the date hereof to which any of the Companies is a party, or by which any of them is otherwise bound, that relate to (i) licenses, covenants not to sue, assignments or transfers of Intellectual Property to any of the Companies by any other Person, (ii) licenses, covenants not to sue, assignments or transfers of Intellectual Property to any other Person by any of the Companies, (iii) Contracts otherwise granting or restricting the right to use Intellectual Property or (iv) Contracts that indemnify Third Parties with respect to Intellectual Property used or held for use in the Business (collectively, the “IP Licenses”), provided that licenses of commercially available, off-the-shelf computer Software that is licensed pursuant to terms and conditions that are not customarily negotiated, including shrink-wrap licenses, and for which in each case the relevant Company pays less than $10,000 per year, in the aggregate, in license, maintenance or support fees for the relevant piece of Software, do not need to be listed on Section 2.11(b) of the Seller Disclosure Letter. Each IP License to which any of the

Companies is a party (A) is a legal and binding obligation of such Company and, to the Knowledge of Sellers, the other relevant parties thereto and (B) is in full force and effect and enforceable (subject in each case to the Enforceability Exception) in accordance with the terms thereof. Each of the Companies is in material compliance with the terms of any IP License.

(c) No Infringement. As of the date hereof, (i) to the Knowledge of Sellers, no Person is materially infringing upon, diluting, misappropriating or otherwise in conflict with any of the Owned Intellectual Property and (ii) none of the Companies has, since January 1, 2009, brought or threatened a claim against any Person asserting that such Person is infringing, diluting, misappropriating or otherwise in conflict with the Owned Intellectual Property.

(d) Employee Restrictive Agreements; Disclosures of Confidential Information. Each of the Companies has used its commercially reasonable efforts to maintain the secrecy of all material Trade Secrets used in the Business. Since January 1, 2009, all individuals employed by the Companies have agreed not to disclose confidential or proprietary information (including Trade Secrets) relating to the Business (collectively, the “Employee Restrictive Agreements”). To the Knowledge of Sellers, since January 1, 2009, (i) no such current or former employee has materially breached or violated any of the Employee Restrictive Agreements and (ii) there has been no material breach of confidentiality of any Trade Secrets or other confidential Intellectual Property used in the Business by any other Person.

(e) Data and Computer Systems. The Companies have established and are in compliance with commercially reasonable security programs that are designed to protect (i) the security, confidentiality and integrity of transactions executed through their computer systems, including encryption or other security protocols and techniques when appropriate, and (ii) the security, confidentiality and integrity of all of the data, files, datafiles, electronic reports and electronic records used in and necessary to conduct the Business as currently conducted (collectively, the “Data”) that is confidential or proprietary. Since January 1, 2009, none of the Companies has suffered and, to the Knowledge of Sellers, no service provider to the Companies has suffered any material information security breach with respect to the Data of the Companies or computer systems used in the Business, nor has any Company been notified or been required by Law to notify any consumers, employees or Governmental Authority of any information security breach with respect to the Data.

(f) Consumer Privacy Information. The Companies have established and are in compliance with written privacy policies applicable to the collection, use, disclosure, maintenance and transmission of personal, private, health or financial information about individual policyholders, customers, consumers or benefits recipients (“Consumer Privacy Information”). The Companies are not prohibited by any applicable privacy Laws or their own written privacy policies from providing Buyer with the Consumer Privacy Information that has been, or will be, provided to Buyer, on or after the Closing Date, in connection with the transactions contemplated hereby.

(g) Integrity of Hardware. All material information technology hardware currently used by the Companies is, in all material respects, in useable operating condition as is necessary to conduct the Business as currently conducted.

(h) Integrity of Software. No Owned Intellectual Property that is Software contains any viruses, malware, time-bombs, key locks or any other devices designed to disrupt, disable, harm or interfere with the operation of such Owned Intellectual Property or the integrity of the Data or information produced by such Owned Intellectual Property. To the Knowledge of Sellers, no Software that is licensed to the Companies contains any viruses, malware, time-bombs, key-locks or any other devices designed to disrupt, disable, harm or interfere with the operation of such Software or the integrity of the Data or information produced by such Software. Each of the Companies uses anti-virus Software in accordance with commercially reasonable standards.

(i) Open Source Code. Except as set forth in Section 2.11(i) of the Seller Disclosure Letter, no open source code, freeware, libraries, or any software source code subject to the GNU General Public License or any similar “open source” license has been used or incorporated into any Software owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by any Company that (i) requires or would reasonably be expected to require, or conditions or would reasonably be expected to condition the use or distribution of such Software on, the disclosure, licensing, or distribution of any source code for any portion of such Software, or (ii) otherwise imposes or would reasonably be expected to impose any limitation, restriction or condition on the right or ability of the Companies to use or distribute any such Software.

(j) Other Intellectual Property Matters.

(i) The Companies are the exclusive owners of the Owned Intellectual Property set forth in Section 2.11(a) of the Seller Disclosure Letter and, to the Knowledge of Sellers, of the Trade Secrets owned by the Companies, free and clear of any Liens other than Permitted Liens.

(ii) The conduct of the Business does not infringe, dilute, misappropriate or otherwise conflict with the rights of any Person in respect of any Intellectual Property, including with respect to any Patents, Copyrights, Trademarks or Trade Secrets of any third party.

(iii) No claim or demand is pending or, to the Knowledge of Sellers, threatened (A) challenging the validity of any Owned Intellectual Property or, to the Knowledge of Sellers, Intellectual Property exclusively licensed to the Companies or any of the Companies’ title or rights thereto, or (B) alleging that any of the Companies or the conduct of the Business is infringing, diluting, misappropriating or otherwise in conflict with any Intellectual Property rights of any other Person.

(iv) The Companies own or have the right to use all of the Data, free and clear of any Liens other than Permitted Liens.

(v) Provided that all Third Party Consents are obtained, neither the execution, delivery or performance of this Agreement or any of the Ancillary Agreements nor the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements will, with or without the giving of notice or lapse of time, or both, result in, or give any other Person the right or option to cause or declare, (A) a loss of, or encumbrance on, any Owned Intellectual Property used in the conduct of the Business as currently conducted, (B) a material breach of any material IP License to which any Company is a party, (C) the release, disclosure or delivery of any Owned Intellectual Property to any escrow agent or other Person or (D) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Owned Intellectual Property.

(k) No Software owned by a Seller or any Affiliate of a Seller (other than the Companies) is used by any Company.

Section 2.12 Litigation.

(a) There is no material Litigation pending or, to the Knowledge of Sellers, threatened against any of the Companies and (b) there are no settlement agreements or similar written agreements with any Governmental Authority and no outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Authority against or materially adversely affecting the Business or any of the Companies. Clause (a) of this Section 2.12 does not apply with respect to Intellectual Property matters, which are covered by Section 2.11, or Labor-Related Claims, which are covered by Section 2.16(f), and this Section 2.12 does not apply with respect to Tax matters, which are covered by Section 2.18.

Section 2.13 Compliance with Laws.

(a) The Companies are, and since January 1, 2009 have been, in compliance in all material respects with all material orders, laws, statutes, regulations, rules, ordinances, writs, injunctions, directives, judgments, decrees, principles of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Authority (“Laws”) and Permits. Since January 1, 2009, no Seller nor any of the Companies has received any written notice from a Governmental Authority that alleges any material noncompliance (or that any Seller or any Company is under any investigation by such Governmental Authority for any such alleged noncompliance, in the case of a Seller, which relates to the Companies or the Business) with any order issued by a Governmental Authority, Law or Permit applicable to any Seller, the Companies or the Business, in the case of a Seller, which relates to the Companies or the Business. This Section 2.13 does not apply with respect to Tax matters, which are covered by Section 2.18.

(b) Without limiting the foregoing: (i) since January 1, 2009, none of the Companies has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity, to government officials or others or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended; (ii) the Companies are, and since January 1, 2009 have been, in compliance with all applicable international trade and investment sanctions and restrictions under any applicable Law administered by the United States Office of Foreign Assets Control; (iii) the Companies are, and since January 1, 2009 have been, in compliance with all applicable Laws relating to money laundering, currency transfers or other regulations concerning the transfer of monetary instruments; and (iv) the Companies maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with the foregoing Laws.

Section 2.14 Permits and Licenses.

(a) The Companies own, hold or possess all material licenses (including insurance licenses), franchises, permits, privileges, immunities, certificates, variances, orders, consents, approvals and other authorizations from a Governmental Authority that are necessary to entitle them to own or lease, operate and use their properties or assets and the Plantation Premises and to carry on and conduct the Business (the “Permits”), and all such Permits are valid and in full force and effect. Since January 1, 2009, none of the Companies has received written notice of any violation, suspension, cancellation or non-renewal of any Permit or any Litigation relating to the revocation or modification of any Permit, the loss of which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Assuming compliance with the matters referred to in Section 2.2(b), none of the Permits will be subject to revocation, suspension, withdrawal or termination as a result of the consummation of the transactions contemplated hereby (other than any Permit that is not material and that is not an insurance license or certificate).

(b) Each of SHP and SGM is duly licensed as an insurance agency in each jurisdiction in which it is soliciting insurance or as otherwise required to carry on the Business. Section 2.14(b) of the Seller Disclosure Letter sets forth a true, complete and correct list of each such license by jurisdiction. There is no proceeding or investigation pending or threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such license, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of SHP and SGM has been appointed as an agent, where required, of all insurance companies which it represents in each jurisdiction in which it produces business for such companies. Each of SHP and SGM has designed, established and is in compliance in all material respects with programs that are reasonably designed to ensure that each employee of SHP and SGM holds individual insurance agent licenses in each jurisdiction where he or she is required to be so licensed under applicable Laws to perform his or her job responsibilities. SSS does not engage in any activities and does not conduct operations in a manner that would require it to be licensed as an insurance agency.

Section 2.15 Environmental Matters.

(a) Since January 1, 2009, each of the Companies has complied in all material respects with all applicable Environmental Laws and has obtained and is in compliance in all material respects with all applicable Environmental Permits. No notice of violation, notification of liability or potential liability or request for information has been received by the Companies relating to or arising out of any Environmental Law. No order has been issued and is currently in effect, and since January 1, 2009 no penalty or fine has been assessed, against any of the Companies relating to or arising out of any Environmental Law.

(b) No Release of Hazardous Substances has occurred at, on, above, under or from any real properties currently or formerly owned, leased, operated or used by any of the Companies or any predecessors in interest that has resulted or would reasonably be expected to result in any material Liability to the Companies under Environmental Law.

(c) None of the Companies nor, to the Knowledge of Sellers, any other Person has caused or taken any action that would reasonably be expected to result in any material Liability to the Companies under Environmental Law relating to (i) the environmental conditions at, on, above, under, or about any real properties currently or formerly owned, leased, operated or used by any of the Companies or any predecessors in interest, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, Release or threatened Release of Hazardous Substances.

(d) Sellers have delivered to Buyer all environmental site assessments, audits, investigations and studies in the possession, custody or control of any Seller or any Company relating to real properties currently or formerly owned, leased, operated or used by any of the Companies.

(e) Notwithstanding any other provision of this Article II, the representations and warranties in this Section 2.15 are the exclusive representations and warranties of Sellers with respect to Hazardous Materials or Environmental Laws.

Section 2.16 Employees, Labor Matters, Etc.

(a) Employees. Sellers have delivered to Buyer, prior to the date hereof, a true, complete and correct list of each Employee and each other Person who, as of the date hereof, is employed the Company, and each such Employee’s or Person’s: (i) employer; (ii) date of hire; (iii) job title; (iv) rate of pay or annual salary; (v) 2013 annual bonus target; (vi) outstanding incentive compensation awards, if any; and (vii) balance under any deferred compensation account, if any, as of the date hereof.

(b) Restrictions. To the Knowledge of Sellers, (i) as of the date hereof, no current Key Employee has given notice of his or her intention to terminate employment with a Company, and (ii) no Key Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that materially restricts such Key Employee’s ability to perform his or her material duties or responsibilities as an Employee of a Company.

(c) Collective Bargaining Agreements; Labor Union Activity. None of the Companies is party to, or is otherwise bound by, any collective bargaining agreement or other Contract with a labor organization, and, to the Knowledge of Sellers, there are not any labor unions or other organizations or groups representing, purporting to represent or attempting to represent any current Employees.

(d) Compliance. Each of the Companies: (i) since January 1, 2009 has been in compliance in all material respects with all applicable requirements of Law with respect to employment, employee classification, wages, hours and other labor-related matters; (ii) since January 1, 2009 has withheld and reported all amounts required by any applicable requirements of Law or Contract to be withheld and reported with respect to wages, salaries and other payments to any Employee, except to the extent any such failure to withhold or report would not, individually or in the aggregate, result in material Liability; (iii) has no material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any

Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any Employee (other than routine payments to be made in the normal course of business and consistent with past practice); and (iv) has no material Liability for any arrears of wages.

(e) Independent Contractors. Section 2.16(e) of the Seller Disclosure Letter sets forth the name of each individual who is, as of the date hereof, an independent contractor of any of the Companies who is entitled to receive in excess of $10,000 per year in the aggregate from any of the Companies and the Company with which such independent contractor is under contract.

(f) Labor-Related Claims. There is no material Litigation, labor dispute, audit, proceeding or grievance pending or, to the Knowledge of Sellers, threatened with respect to any of the Companies relating to any employment Contract, compensation, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, safety, retaliation, immigration or discrimination matter involving any Employee, including charges of unfair labor practices or harassment complaints.

Section 2.17 Employee Benefit Plans and Related Matters; ERISA.

(a) Disclosure. Section 2.17(a) of the Seller Disclosure Letter contains a true, complete and correct list of each Company Benefit Plan. With respect to each Company Benefit Plan, Sellers have delivered to Buyer, to the extent applicable, (i) true, complete and correct copies of all plan documents, trust agreements, insurance Contracts or other funding arrangements, (ii) the most recent annual funding report, if any, (iii) the most recent Form 5500, if any, (iv) the most recent IRS determination letter, if any, (v) all current summary plan descriptions, (vi) all material communications received from or sent to the IRS, the PBGC, the Department of Labor or any other Governmental Authority, (vii) the most recent actuarial study of any Company Benefit Plan providing pension or post-employment life or medical benefits to which the Companies could have any material Liability, (viii) statements or other communications regarding withdrawal or other multiemployer plan Liabilities, and (ix) all material amendments and modifications to any such Company Benefit Plan.

(b) Qualification. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, are so qualified and have received a favorable determination letter from the IRS. Each Company Benefit Plan has been operated, in all material respects, in accordance with its terms and applicable Laws.

(c) Liability; Compliance.

(i) All Company Benefit Plans that are “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, comply in all material respects, in form and operation, with the requirements of Section 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code.

(ii) Since January 1, 2009, no Company Benefit Plan has been subject to Title IV of ERISA.

(iii) (A) there are no pending or, to the Knowledge of Sellers, threatened claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any Company Benefit Plan or the assets of any Company Benefit Plan, (B) the Company Benefit Plans are not presently under audit or examination (nor, to the Knowledge of Sellers, has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Authority, and (C) no material matters are pending with respect to a Company Benefit Plan under the IRS’s Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs.

(iv) None of the Companies has any material Liability in respect of, or obligation to provide, post-retirement health, medical, life insurance or other welfare benefits for former or current employees of the Companies except (A) continuation coverage required under Section 4980B of the Code or other similar Law or (B) coverage or benefits the entire cost of which is borne by the employee or former employee.

(v) The execution, delivery and performance of the Transaction Agreements by Sellers and the Companies and the consummation of the transactions contemplated thereby will not (alone or in combination with any other event) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Employee (or current or former independent contractor or director of any of the Companies) or any increased or accelerated funding obligation with respect to any Company Benefit Plan. No Employee is entitled to any tax gross-up or other reimbursement for taxes incurred under Sections 4999, 409A or 457A of the Code.

(vi) No Foreign Employees or Plans. None of the Employees perform services on behalf of the Companies primarily outside of the United States, and none of the Company Benefit Plans covers Employees whose services are performed primarily outside of the United States.

Section 2.18 Tax Matters.

(a) All material Tax Returns required to have been filed by or with respect to any of the Companies have been duly and timely filed (taking into account any extensions) in accordance with applicable Law. All such Tax Returns are true, correct and complete in all material respects. All material Taxes required to be paid by or with respect to any of the Companies, whether or not shown on such Tax Returns, (i) have been timely paid or (ii) are being contested in good faith by appropriate proceedings and are reserved on the most recent financial statements of the relevant Person. The liability of the Companies for Taxes set forth in the Year End Balance Sheets was materially correct as of May 31, 2013.

(b) (i) Section 2.18(b)(i) of the Seller Disclosure Letter lists all of the states, territories and jurisdictions in which the Companies have been required to file Tax Returns (including the type of Tax Returns filed) since January 1, 2009, and true, complete and correct copies of all such Tax Returns have been provided to Buyer, and (ii) no claim has been made in writing by any Tax Authority in any jurisdiction where any Company does not file Tax Returns that such Company is or may be subject to Tax in that jurisdiction or is required to file a Tax

Return in such jurisdiction. No Company has had any permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign Law or any applicable Tax treaty or convention between the United States and such foreign country.

(c) The Companies have complied in all material respects with all applicable Law relating to the collection and withholding of Taxes (including all information reporting and record keeping requirements) and all such Taxes, including all such Taxes with respect to amounts paid or owing to any employee, independent contractor, creditor, stockholder, foreign Person, or other Third Party, have been duly paid within the time and in the manner prescribed by applicable Law by or on behalf of the Companies.

(d) Since December 31, 2012, none of the Companies has engaged in any transaction, or taken any other action, other than in the ordinary course of business, that would reasonably be expected to result in a materially increased Tax liability or materially reduced Tax asset from that reflected on the most recent GAAP Financial Statement.

(e) There are no current extensions of any period of limitations with respect to Taxes or Tax Returns of or with respect to the Companies, and, to the Knowledge of Sellers, there are no requests or demands to extend or waive any such period of limitations.

(f) There are no current federal, state, local, or foreign reassessments, assessments, audits, inquiries, claims, suits, proceedings or investigations (each, an “Audit”) with respect to Taxes, or Tax Returns, of or with respect to any of the Companies. To the Knowledge of Sellers, no Audit with respect to Taxes, or Tax Returns, of or with respect to any of the Companies is pending, proposed or threatened.

(g) None of the Companies has any liability for Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6, (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

(h) Since January 1, 2009, none of the Companies has been included in any combined, consolidated, affiliated, unified or group Tax Return or has had its Tax liability calculated on a combined, consolidated, unified, group or affiliated basis.

(i) None of the Companies has received, applied for, or requested (i) any Tax ruling or (ii) any advance pricing agreement, closing agreement or other agreement or practice relating to Taxes or Tax matters with a Tax Authority, in each case, that would be binding upon any of the Companies after the Closing Date.

(j) None of the Companies will be required to include any material item of income or gain in, or exclude any material item of loss or deduction from, the determination of taxable income for any Post-Closing Tax Period as a result of any (i) change in method of accounting for a Pre-Closing Tax Period under Section 481 of the Code (or any corresponding provision of state, local or foreign Law); (ii) installment sale or open transaction made or entered into on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) intercompany transaction that will be required to be taken into account under Treasury Regulations Section 1.1502-13 (or any predecessor provision or any similar provision of state, local or foreign Law) and that occurs on or prior to the Closing Date.

(k) The Companies have complied with the provisions of the Code and the Treasury Regulations promulgated thereunder as necessary to avoid any material redistribution, reapportionment, reallocation, recharacterization, or adjustment pursuant to (i) Section 482 of the Code, (ii) Section 845 of the Code, or (iii) any similar provision of state, local, or foreign Law (including all contemporaneous transfer pricing documentation requirements and any provisions of an applicable income tax treaty).

(l) None of the Companies is either a party to or bound by (nor as a result of any action on or prior to the Closing Date will any of the Companies become a party to or bound by) any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement or similar agreement or practice with respect to Taxes (including, without limitation, any advance pricing agreement, closing agreement or other agreement or practice relating to Taxes with any Tax Authority) (each, a “Tax Sharing Agreement”) that will remain in effect or with respect to which there will be any liability after the Closing Date.

(m) No power of attorney with respect to Taxes has been executed or filed with any Tax Authority by or on behalf of any of the Companies that will remain in effect after the Closing Date.

(n) None of the Companies is a party to any joint venture, partnership, or other arrangement that could be treated as a partnership for United States federal income tax purposes.

(o) None of the Companies has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under section 355 or 361 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(p) None of the Companies is or has been, at any time during the applicable time period set forth in Section 897(c)(1) of the Code with respect to such Company, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(q) None of the Companies is, or owns an interest in, (i) a controlled foreign corporation as defined in Section 957 of the Code or (ii) a passive foreign investment company as defined in Section 1297 of the Code.

(r) None of the Companies has made an election under Section 108(i) of the Code to defer the recognition of any cancellation of indebtedness income.

(s) None of the Companies has participated or engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of applicable Law).

(t) Except as set forth in Section 2.18(t) of the Seller Disclosure Letter, for all Taxable Periods commencing on or after January 1, 2009, (i) none of the Companies has: (A) settled or compromised any material Tax Audit relating to a Company or forgone the right to any refund of Taxes; (B) made a material change to any of the Companies’ methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes from those employed in the preparation of its most recently filed Tax Return; (C) amended any material Tax Return of or with respect to any of the Companies; (D) entered into any material agreement with a Tax Authority with respect to any Company, or terminated any agreement entered into with a Tax Authority with respect to any Company that is in effect as of the date hereof; (E) altered or made any material Tax election; (F) requested a ruling relating to a material amount of Taxes; (G) granted any power of attorney relating to Tax matters; or (H) prepared any material Tax Return in a manner that is not consistent with past practices; and (ii) none of Sellers nor any of their respective Affiliates has taken any action described in clause (i) above with respect to any of the Companies.

(u) Except as set forth in Section 2.18(u) of the Seller Disclosure Letter, each Company has been an S corporation under Section 1361 of the Code and any corresponding provision of state Tax law since the date of its formation. No Company has any amount that would constitute built-in gain under Section 1374 of the Code.

Section 2.19 Insurance. Section 2.19 of the Seller Disclosure Letter sets forth a true, complete and correct list, as of the date hereof, of all current insurance policies in respect of, or relating to, directors and officers liability, fiduciary liability, employment practices liability, errors and omissions liability, workers’ compensation liability, the Assets or the Business, under which the Companies are insured. All such policies are in full force and effect (and all premiums due and payable thereon have been paid in full (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date, which amounts shall be paid prior to the Closing Date if so required)).

Section 2.20 Regulatory Matters.

(a) Sellers have delivered to Buyer true, complete and correct copies of (i) all reports of examination (including financial, market conduct and similar examinations) of SHP or SGM by any Governmental Authority since January 1, 2009 and all material correspondence or consent orders related thereto and (ii) all registrations, filings and submissions provided to any Governmental Authority with respect to SHP or SGM since January 1, 2009 and all material correspondence related thereto.

(b) Since January 1, 2009, SHP and SGM have filed all financial statements and material reports, statements, documents, registrations, filings or submissions required to be filed by such entity with any Insurance Regulator and, to the Knowledge of Sellers, no material deficiencies have been asserted by any such Insurance Regulator since January 1, 2009 with respect to any such financial statements, reports, statements, documents, registrations, filings or submissions that have not been remedied.

Section 2.21 Agreements with Governmental Authorities. None of the Companies is a party to any written agreement, consent, decree or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or subject to any cease-and-desist or other order or directive by, or recipients of any extraordinary supervisory letter from, or have adopted any policies, procedures or board resolutions at the request of, any Governmental Authority which restricts materially the conduct of the Business.

Section 2.22 Market Conduct. (a) Each of SHP and SGM has, since January 1, 2009, marketed, sold and issued Insurance Contracts in compliance, in all material respects, with all consent orders resulting from market conduct or other examinations or audits by Insurance Regulators in the respective jurisdictions in which such products have been marketed, sold or issued; (b) all advertising, promotional and sales materials and other marketing practices used by SHP and SGM have, since January 1, 2009, complied and are currently in compliance, in each case, in all material respects, with all consent orders resulting from market conduct or other examinations or audits by Insurance Regulators in the respective jurisdictions in which such products have been marketed, sold or issued; (c) The manner in which SHP and SGM compensate any Person that is not an insurance agent who is involved in the sale or servicing of Insurance Contracts issued by insurance companies does not render such Person an insurance agent under any applicable Laws and (d) the manner in which SHP and SGM are compensated by insurance companies relating to the sale or servicing of their Insurance Contracts is in compliance in all material respects with all applicable Laws.

Section 2.23 Intercompany Accounts; Transactions with Affiliates.

(a) Section 2.23(a) of the Seller Disclosure Letter lists all Intercompany Obligations as of the date hereof.

(b) Section 2.23 (b) of the Seller Disclosure Letter lists all Contracts by which any of the Companies, on the one hand, and Sellers or any of their respective Affiliates (other than the Companies), on the other hand, are or have been a party or otherwise bound that are in effect on the date hereof or that involve continuing liabilities or obligations of the Companies (each, an “Affiliate Transaction”). To the Knowledge of Sellers, no officer, director or employee of any of the Companies, or any family member or Affiliate of any such officer, director or employee, (i) owns, directly or indirectly, any interest in any asset or other property used in the Business, (ii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of any of the Companies or (iii) is a debtor or creditor of any of the Companies.

Section 2.24 Down-Line Agents and Suppliers; Customer Leads.

(a) Section 2.24(a) of the Seller the Seller Disclosure Letter lists the 10 largest down-line agents of the Companies (based on commissions earned) for each of the two most recent fiscal years and January 1, 2013 through May 31, 2013, and sets forth opposite the name of each such down-line agent the percentage of commissions earned attributable to such down-line agent.

(b) Section 2.24(b) of the Seller the Seller Disclosure Letter lists the 10 largest suppliers of customer leads to the Companies (based on) for each of the two most recent fiscal years and January 1, 2013 through May 31, 2013, and sets forth opposite the name of each such supplier the number of customer leads purchased by the Companies.

(c) No down-line agent or supplier of customer leads listed or required to be listed on, respectively, Section 2.24(a) or Section 2.24(b) of the Seller Disclosure Letter has indicated that it shall stop, or decrease the rate of, the business it transacts with the Companies.

(d) The Companies have good, valid and marketable title to (including the right to use, lease, sell and otherwise deal with) customer leads they purchase from third parties, in each case without any Lien or the need to obtain the prior consent of any such third party.

Section 2.25 Investment Company. None of the Companies is an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

Section 2.26 Books and Records. The Books and Records have been maintained in accordance with sound business practices in all material respects.

Section 2.27 Finders’ Fees. There is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of any Seller or any of the Companies who is entitled to any fee or commission from Buyer or any of its Affiliates (including, after the Closing, any of the Companies) upon consummation of the transactions contemplated by any of the Transaction Agreements.

Section 2.28 Sellers’ Investigation. Sellers acknowledge that they are experienced, sophisticated and knowledgeable in trading of securities of public companies and in financial and business matters and that they has been given the opportunity to seek any information and ask any questions of certain members of management of Parent (consisting of Parent’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer) which Sellers deemed necessary in order to make an informed decision with respect to evaluating the merits and risks of an investment in the shares of Parent Common Stock. Sellers represent that they have, based on such information as it deemed adequate and appropriate, made their own own independent investigation and evaluation of the financial condition of Parent and the value of the Parent Common Stock.

Section 2.29 NO ADDITIONAL REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT, SELLERS MAKE NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE SHARES, THE COMPANIES OR ANY OTHER MATTER.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent represent and warrant to Sellers, as of the date hereof and as of the Closing Date, as follows:

Section 3.1 Corporate Status. Buyer is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business as now conducted. Parent is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted.

Section 3.2 Authorization.

(a) Buyer has all requisite limited liability company power and authority to execute and deliver the Transaction Agreements to which it is or will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by Buyer of each of the Transaction Agreements to which it is or will be a party and the consummation by Buyer of the transactions contemplated by such Transaction Agreements have been duly authorized by all requisite limited liability company action on the part of Buyer. Each of the Transaction Agreements to which Buyer is or will be a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by Buyer. Assuming due authorization, execution and delivery by the other parties hereto or thereto, each Transaction Agreement to which Buyer is or will be a party constitutes, or upon execution and delivery thereof, will constitute, the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject in each case to the Enforceability Exception.

(b) Parent has all requisite corporate power and authority to execute and deliver the Transaction Agreements to which it is or will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by Parent of each of the Transaction Agreements to which it is or will be a party and the consummation by Parent of the transactions contemplated by such Transaction Agreements have been duly authorized by all requisite corporate action on the part of Parent. Each of the Transaction Agreements to which Parent is or will be a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by Parent. Assuming due authorization, execution and delivery by the other parties hereto or thereto, each Transaction Agreement to which Parent is or will be a party constitutes, or upon execution and delivery thereof, will constitute, the legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject in each case to the Enforceability Exception.

(c) The execution and delivery by each of Buyer and Parent of the Transaction Agreements to which they are or will be parties do not, and the performance by Buyer and Parent of, and the consummation by Buyer and Parent of the transactions contemplated by, such Transaction Agreements will not require any Governmental Approval.

Section 3.3 Non-Contravention. The execution, delivery and performance of the Transaction Agreements by Buyer and Parent to which they are or will be parties, and the consummation of the transactions contemplated thereby do not and will not (a) conflict with or result in any violation or breach of any provision of the Organizational Documents of Buyer or Parent, (b) assuming compliance with the matters referred to in Section 3.2(b), conflict with or result in any violation or breach of any provision of any material applicable Law or (c) assuming compliance with the matters referred to in Section 3.2(b), require any consent of any Person under, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of Buyer or Parent pursuant to, any Contract which Buyer or Parent is a party or by which any of their respective properties or assets is bound or subject, except, in the case of clause (c), for any such breaches, defaults, rights or Liens that would not, individually or in the aggregate, reasonably be expected to have a Buyer Group Material Adverse Effect.

Section 3.4 Availability of Funds. At the Closing, Buyer will have sufficient funds to pay the Purchase Price and to effect all other transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.5 Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof, and Buyer shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

Section 3.6 Litigation. There is no Litigation pending against, or, to the knowledge of Buyer or Parent, threatened against or affecting, Buyer or Parent before any Governmental Authority which, individually or in the aggregate, has had or would reasonably be expected to have a Buyer Group Material Adverse Effect.

Section 3.7 Finders’ Fees. There is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Buyer or Parent who is entitled to any fee or commission from any Seller or any of their respective Affiliates (excluding, after the Closing, any of the Companies) upon consummation of the transactions contemplated by any of the Transaction Agreements.

Section 3.8 SEC Matters. Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since February 7, 2013 (the “Parent SEC Reports”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Parent SEC Reports complied as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations of the SEC thereunder, applicable to such Parent SEC Reports. None of the Parent SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent’s subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

Section 3.9 NO ADDITIONAL REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY BUYER AND PARENT IN THIS AGREEMENT, NEITHER BUYER NOR PARENT MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING BUYER, PARENT OR ANY OTHER MATTER.

ARTICLE IV

CERTAIN COVENANTS

Section 4.1 Conduct of the Business. From the date hereof until the Closing or the termination of this Agreement in accordance with Section 7.1, Sellers jointly and severally agree to cause the Companies to: (x) conduct the Business in all material respects in the ordinary course consistent with past practice; and (y) use their reasonable best efforts to preserve intact the Business and the current relationships and goodwill of the Companies with customers, suppliers, contractors, licensors, employees, insurance companies, agents, producers, distributors, insureds, Insurance Regulators and others having business dealings with them. Without limiting the generality of the foregoing, from the date hereof until the Closing or the termination of this Agreement in accordance with Section 7.1, except as otherwise expressly permitted or required by this Agreement or as set forth in Section 4.1 of the Seller Disclosure Letter, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers jointly and severally agree to cause the Companies not to:

(a) (i) make any distributions or payments (whether in the form of dividends, management fees or otherwise) to any Seller, (ii) split, combine or reclassify any of their respective outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective outstanding capital stock or (iii) purchase, redeem or otherwise acquire any shares of outstanding capital stock of the Companies or any rights, warrants or options to acquire any such shares;

(b) issue, sell, grant, pledge or otherwise encumber any shares of capital stock of any of the Companies, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(c) amend their respective Organizational Documents;

(d) sell, lease, license or otherwise dispose of any of the material assets of any of the Companies, except in the ordinary course of business consistent with past practice;

(e) enter into any Contract with respect to any merger, consolidation, liquidation, dissolution or business combination (including any acquisition of assets or liabilities comprising a business or a segment, division or line of business) involving any of the Companies;

(f) purchase, sell, lease, pledge, exchange, encumber or otherwise dispose or acquire any property or assets (other than transactions occurring in the ordinary course of business consistent with past practice) for which the aggregate consideration paid or payable in any individual transaction is in excess of $10,000 or in the aggregate in excess of $10,000;

(g) (i) amend, extend, renew or otherwise modify in any material respect the Plantation Lease, (ii) assign or sublease any material portion of any of the Plantation Premises or (iii) enter into any new lease, terminate any lease or buy any real property;

(h) (i) modify or amend in any material respect or terminate any material Contract, (ii) waive, release or assign any material rights or claims under any material Contract or (iii) enter into any material Contract, in each case other than in the ordinary course of business consistent with past practice;

(i) incur any Indebtedness for borrowed money from third party lending sources (other than current trade accounts payable incurred in respect of property or services purchased in the ordinary course of business consistent with past practice) or assume, grant, guarantee or endorse, pledge or otherwise secure any assets or property or otherwise as an accommodation become responsible for (whether primary or secondary) the obligations of any Person, or make any third party loans or advances (other than, in each case, in the ordinary course of business consistent with past practice), for individual amounts in excess of $10,000 or in the aggregate in excess of $10,000;

(j) default under any material Indebtedness, or fail to pay or satisfy when due any Liability, of any of the Companies (other than any such Liability that is being contested in good faith);

(k) forgive, cancel or compromise any material debt or claim or waive or release any right, in each case other than in the ordinary course of business consistent with past practice;

(l) enter into any new line of business;

(m) make any capital expenditures in excess of $10,000 individually or $10,000 in the aggregate (not including those made in the ordinary course of business);

(n) voluntarily abandon any material Permit, except to the extent required in order to comply with applicable Law, or voluntarily terminate, fail to renew or permit to lapse any material Permit;

(o) settle or compromise or agree to the dismissal of any Litigation or threatened Litigation, other than any settlement or compromise that involves solely cash payments of less than $10,000 in any individual case or of less than $10,000 in the aggregate (provided, that Sellers’ Representative shall provide prior written notice to Buyer of any such settlement or compromise that involves solely cash payments in excess of $10,000 in any individual case);

(p) other than in the ordinary course of business consistent with past practice, dispose of, permit to lapse, abandon, dedicate to the public domain, waive, release or assign any rights, or settle any claims, or permit the creation of any material Lien with respect to any Intellectual Property material to the Business;

(q) (i) establish, adopt, amend or terminate any Company Benefit Plan or any arrangement which upon its establishment or adoption would constitute a Company Benefit Plan or (ii) materially amend or terminate any related material insurance policy or related material vendor contract, in either case except (A) in the ordinary course of business consistent with past practice or (B) as may be required by applicable Laws or pursuant to the terms of any Company Benefit Plan as in effect on the date hereof;

(r) make or promise to make any material bonus, profit-sharing or similar payment, or fund, increase or accelerate the vesting, payment or amount of wages, salary, commissions, fringe benefits, severance benefits, deferred compensation or other compensation or benefits (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to, or for the benefit of, any Employee, in each case except (i) as required by applicable Law or the terms of any Company Benefit Plan as in effect on the date hereof or (ii) with respect to Employees to the extent such action is (x) not material or (y) made in the ordinary course of business consistent with past practice (including in connection with promotions and employee review cycles consistent with past practice);

(s) (i) terminate the employment of any Key Employee (other than for cause) or hire any new employee who would be, upon hiring, a Key Employee or (ii) enter into a collective bargaining agreement or similar labor agreement with respect to any Employees or renew, extend or renegotiate any existing collective bargaining agreement or similar labor agreement with respect to any Employees, except, in the case of this clause (ii), as may be required by applicable Law;

(t) (i) settle or compromise any Tax Audit or forgo the right to any refund of Taxes; (ii) change any of the Companies’ methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes from those employed in the preparation of its most recently filed Tax Return; (iii) amend any Tax Return of or with respect to any of the Companies; (iv) enter into any agreement with a Tax Authority with respect to any Company, or terminate any agreement entered into with a Tax Authority with respect to any Company that is in effect as of the date hereof; (v) alter or make any Tax election; (vi) request a ruling relating to Taxes; (vii) grant any power of attorney relating to Tax matters; or (viii) prepare any Tax Return in a manner that is not consistent with past practices;

(u) terminate, cancel or amend, or cause the termination, cancellation or amendment of, any material insurance coverage (and any surety bonds, letters of credit, cash collateral or other deposits related thereto required to be maintained with respect to such coverage) maintained by the Companies that is not replaced by comparable insurance coverage;

(v) change in any material respect the terms for, or policies with respect to, the payment of commissions to any of its insurance agents, brokers or producers;

(w) make any material change in its administration, selling, Tax or financial accounting policies, guidelines, practices or principles (other than any change required by a change in applicable Laws or GAAP); or

(x) agree or commit to do any of the foregoing.

Section 4.2 Notice of Certain Events.

(a) From the date hereof until the Closing, the Sellers shall promptly notify Buyer in writing of: (i) any circumstance, event or action relating to any Seller or any of their respective Affiliates the existence, occurrence or taking of which (A) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) has resulted or would reasonably be expected to result in the failure of any of the conditions set forth in

Sections 6.1 or 6.2 to be satisfied; (ii) any notice or other communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement; (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) any Litigation commenced or, to the Knowledge of Sellers, threatened, against the Companies that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 2.12.

(b) From the date hereof until the Closing, Buyer shall promptly notify Sellers’ Representative in writing of: (i) any circumstance, event or action relating to Buyer or any of its Affiliates the existence, occurrence or taking of which has resulted or would reasonably be expected to result in the failure of any of the conditions set forth in Sections 6.1 or 6.3 to be satisfied; (ii) any notice or other communication from any Person alleging that any material consent of such Person is required in connection with the transactions contemplated by this Agreement; (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) any Litigation commenced or, to the Knowledge of Buyer, threatened, against Buyer or Parent that, individually or in the aggregate, have had or would reasonably be expected to have a Buyer Group Material Adverse Effect.

(c) Any disclosure made pursuant to this Section 4.2 shall not be deemed to (i) amend or supplement the Seller Disclosure Letter, (ii) cure any breach of a representation, warranty, covenant or agreement or any failure of a condition to the Closing, or (iii) otherwise limit or affect in any way the remedies available hereunder to the party receiving such notice (including, without limitation, the right to seek indemnification under (as applicable) Article V or Article VIII). The failure to deliver any notice pursuant to this Section 4.2 shall not result in a failure of any condition set forth in Article VI or liability to any party hereto under Article V or Article VIII or otherwise unless the underlying event or breach would independently result in the failure of such condition or such liability.

Section 4.3 No Solicitation. During the period from the date hereof until the earlier of the termination of this Agreement in accordance with Article VII and the Closing (the “Exclusivity Period”), no Seller shall, and Sellers jointly and severally agree to cause their Affiliates and the Companies and their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors not to, directly or indirectly: (i) take any action to solicit, initiate or encourage the submission of any Acquisition Proposal; (ii) engage in any discussions or negotiations with, furnish any nonpublic information relating to the Companies or afford access to the properties, assets, books or records of the Companies to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal or a modification of a previously received Acquisition Proposal; (iii) provide information to any Third Party relating to any Company in connection with an Acquisition Proposal; or (iv) enter into any Contract with respect to an Acquisition Proposal. Sellers jointly and severally agree to cause any pending discussions or negotiations with any Third Party with respect to any Acquisition Proposal to be terminated forthwith. In the event that during the Exclusivity Period any Seller, any of their Affiliates or any Company receives an Acquisition Proposal, or obtains or otherwise receives notice that an Acquisition Proposal is likely to be made, Sellers jointly and severally agree to provide Buyer with prompt written notice thereof, which written notice shall include the terms of, and the identity of the Person or Persons making or likely to make, such Acquisition Proposal.

Section 4.4 Access to Information; Confidentiality.

(a) Buyer and Parent acknowledge that the information being provided to them in connection with the transactions contemplated by this Agreement and the Ancillary Agreements is subject to the terms of Section 3 of the Letter of Intent, the terms of which (including as to term and termination) are incorporated herein by reference. Effective upon, and only upon, the Closing, the restrictions in Section 3 of the Letter of Intent applicable to Buyer, Parent, their Affiliates and their respective advisers, employees and representatives relating to information of the Companies shall terminate.

(b) From the date hereof until the Closing, Sellers shall give, and shall cause the Companies to give, Buyer and Parent, their financial advisors, actuaries, auditors and other authorized representatives and agents reasonable access during normal business hours to: (i) all of the offices, properties and Books and Records of the Companies; (ii) such financial and operating data and other information relating to the Companies as such Persons may reasonably request; and (iii) the employees of the Companies whose assistance and expertise are necessary to assist Buyer and Parent in connection with Buyer’s and Parent’s investigation of the Companies and Buyer’s and Parent’s reasonable preparation to integrate and transition the Companies and their business and personnel into Buyer’s and Parent’s organization following the Closing; provided that in no event shall Sellers or the Companies be required to provide any such access (x) to any such Books and Records, data and information to the extent that they contain information that is subject to an attorney-client privilege, constitute attorney work product or are subject to any obligation of confidentiality or privacy or (y) to the extent that it would unreasonably disrupt the normal operations of the Companies. No investigation by Buyer or Parent or other information received by Buyer or Parent or their financial advisors, actuaries, auditors and other authorized representatives and agents shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement.

(c) After the Closing, Sellers shall, and shall cause their respective Affiliates to, hold, and shall cause their respective Affiliates to instruct their respective, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents concerning the Companies confidential, except to the extent that such information can be shown to have been in the public domain through no fault of any Seller, their respective Affiliates or any of such Affiliates’ respective, officers, directors, employees, accountants, counsel, consultants, advisors and agents. The obligation of such Persons to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. The covenant set forth in this Section 4.4(c) shall terminate three years after the Closing Date.

(d) From the Closing until the earlier of the third anniversary of the Closing or such earlier time as the information and access described below is no longer reasonably required by Buyer or Parent, Sellers shall, and shall cause each of their respective Affiliates to, (i) afford to

Buyer, Parent and their financial advisors, actuaries, auditors and other authorized representatives reasonable access during normal business hours to its books and records, books of account, financial and other records (including accountants’ work papers), information, employees, financial advisors, actuaries, auditors and other representatives and agents to the extent relating to the Companies or the Business conducted prior to the Closing Date and (ii) use their respective commercially reasonable efforts to cause their respective representatives to cooperate with, and make themselves and any books and records related to the Companies or the Business conducted prior to the Closing Date in their possession, in each case, to the extent reasonably required to permit Buyer and Parent to determine any matter relating to its rights and obligations under any Transaction Agreement or for any other reasonable purpose (including for audit, accounting, regulatory, investigation, dispute or litigation purposes and for fulfilling disclosure and reporting obligations required by applicable Law); provided that such access does not unreasonably interfere with the conduct of the business of any Seller or their respective Affiliates; and provided, further, that in no event shall any Seller or any of their respective Affiliates be required to provide access to any such records and information to the extent that they contain information that is subject to an attorney-client or other legal privilege, constitutes attorney work product or is subject to any obligation of confidentiality or privacy. Buyer and Parent shall bear all out-of-pocket costs and expenses (including attorneys’ fees) reasonably incurred by Sellers or any of their respective Affiliates in connection with the obligations of Sellers and their respective Affiliates included in this Section 4.4(d).

(e) From the Closing until the earlier of the third anniversary of the Closing or such earlier time as the information and access described below is no longer reasonably required by Seller, Buyer shall cause the Companies to (i) afford to Sellers’ Representative and the financial advisors, actuaries, auditors and other authorized representatives and agents of Sellers’ Representative reasonable access during normal business hours to their books and records, books of account, financial and other records (including accountants’ work papers), information, employees, financial advisors, actuaries, auditors and other representatives and agents relating to periods prior to the Closing Date and (ii) use its commercially reasonable efforts to cause the representatives of the Companies to cooperate with, and make themselves and any books and records related to the Companies for periods prior to the Closing Date in their possession, in each case, to the extent reasonably required to permit Seller to determine any matter relating to its rights and obligations under any Transaction Agreement or for any other reasonable purpose (including for audit, accounting, regulatory, investigation, dispute or litigation purposes and for fulfilling disclosure and reporting obligations required by applicable Law); provided that such access does not unreasonably interfere with the conduct of the business of Buyer or the Companies or any of their Affiliates; and provided, further, that in no event shall Buyer or its Affiliates (including, following the Closing, the Companies) be required to provide access to any such records and information to the extent that they contain information that is subject to an attorney-client or other legal privilege, constitutes attorney work product or is subject to any obligation of confidentiality or privacy. Sellers shall bear (jointly and severally) all out-of-pocket costs and expenses (including attorneys’ fees) reasonably incurred by Buyer or any of its Affiliates in connection with the obligations of Buyer and its Affiliates included in this Section 4.4(e).

Section 4.5 Interim Financial Statements. From the date hereof until the Closing, Sellers shall cause the Companies to prepare, and deliver to Buyer, as soon as reasonably practicable after the end of each fiscal month, an unaudited combined balance sheet and combined statement of operations, changes in stockholders’ equity and cash flows as of the last day of such month and for the period beginning on January 1, 2013 and ending as of the end of such fiscal month, in scope and detail, and in accordance with GAAP, consistent with the preparation of the GAAP Financial Statements (the “Interim Financial Statements”).

Section 4.6 Public Announcements. No party to this Agreement or any Affiliate or representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of, as applicable, Buyer and the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable securities exchange rules, in which the case the party required to publish such press release or public announcement shall allow Sellers’ Representative or Buyer (as applicable) a reasonable opportunity to comment on such press release or public announcement in advance of such publication. Prior to the Closing, none of the parties to this Agreement, nor any of their respective Affiliates or representatives, shall make any disclosure concerning plans or intentions relating to the customers, agents or employees of, or other Persons with significant business relationships with, the Companies without first obtaining the prior written consent of Buyer and Sellers’ Representative (which consent will not be unreasonably withheld, conditioned or delayed).

Section 4.7 Consents.

(a) Sellers and Buyer shall each use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using their respective reasonable best efforts to fulfill or cause the fulfillment of the conditions to Closing set forth in Article VI.

(b) From and after the date hereof, Sellers and Buyer shall use their reasonable best efforts, and shall cooperate with each other, to obtain as soon as reasonably practicable following the date hereof all required approvals, consents, waivers or authorizations from Third Parties, under any Contract to which any of the Companies is a party or by which any of them or any of their respective properties or assets is bound or subject required in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (each, a “Third Party Consent”). Sellers (jointly and severally) and Buyer shall each be responsible for one-half of the costs, fees and expenses (including any license or other fees and expenses) associated with obtaining such consents, waivers or authorizations from such Third Parties and all other costs, fees and expenses associated with the other actions contemplated by this Section 4.7(b); provided, that Buyer shall not be responsible for such costs, fees and expenses in excess, in the aggregate, of $10,000. In the event any Third Party Consent is not obtained by the Closing Date, (i) Sellers shall continue at Buyer’s request to use reasonable best efforts to cooperate with Buyer in attempting to obtain any such Third Party Consent and (ii) Sellers’ Representative (on behalf of Sellers) and Buyer agree to negotiate in good faith with respect to alternative arrangements (including Sellers continuing to provide the applicable Company with the benefit of the applicable Contract or obtaining a license or providing services pursuant to a transition services agreement) until such time as such Third Party Consent has been obtained which result in the Companies receiving the benefits and prospectively bearing all the costs, liabilities and burdens with respect to any such Contract for which an approval, consent or waiver has not been obtained.

Section 4.8 Insurance. Sellers shall cause to be maintained through the Closing the insurance with respect to the Companies referred to in Section 2.19 (or other policies providing substantially similar coverage). Following the Closing, Sellers shall, and shall cause their respective Affiliates, (a) not to seek to change any rights or obligations of any of the Companies under such insurance, (b) to cooperate with the Companies (at the Companies’ expense) in making claims under such insurance and (c) promptly to pay over to the Companies any amounts that Seller or any Affiliate may receive under such insurance solely in respect of losses experienced by any of the Companies in the post-Closing period.

Section 4.9 Resignations. At or prior to the Closing, Sellers’ Representative shall deliver to Buyer letters of resignation, effective as of the Closing, of all of the officers and directors of the Companies, except for the officers and directors designated in writing by Buyer at least two Business Days prior to the Closing.

Section 4.10 Further Assurances. Other than with respect to any matter governed by Section 4.7, from time to time, as and when reasonably requested by Sellers’ Representative, Parent or Buyer, each party hereto shall use his or its reasonable best efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall use its reasonable best efforts to take, or cause to be taken, all such further or other actions, as the requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement. Such actions shall include executing and delivering such assignments, deeds, bills of sale, consents and other instruments as the requesting party or its counsel may reasonably request as necessary or desirable for such purpose. Notwithstanding the foregoing, no party shall be obligated pursuant to this Section 4.10 to execute and deliver or cause to be executed and delivered any documents or instruments or to take or cause to be taken any actions if the effect thereof would be to increase the Liabilities of such party in any material respect, other than as contemplated elsewhere in this Agreement.

Section 4.11 Books and Records. At the Closing, Sellers shall cause all Books and Records in the possession or under the control of Sellers or any of their Affiliates to be delivered to Buyer (or a Person designated by Buyer) in the manner (and in the case of physical Books and Records at the location(s)) reasonably requested by Buyer, in all cases to the extent not located at an office of any of the Companies.

Section 4.12 Remediation of Security Breaches. To the extent permitted by applicable Law, prior to the Closing, Sellers shall and shall cause their respective Affiliates to: (a) promptly notify Buyer if any of the Companies (i) suffers a security breach with respect to the Data or information systems used in the conduct of the Business, which breach has a material impact on the operation of the Business or (ii) notifies or is required under applicable Laws to notify (A) any Person in connection with any material information security breach involving such Person’s personal information or (B) any Governmental Authority in relation to any of the foregoing; and (b) provide Buyer with copies of all material communications with Governmental Authorities and timely updates with respect to all material measures taken or proposed to be taken to remedy any such security breach described in this Section 4.12. In all cases, Sellers shall, and shall cause their respective Affiliates to, reasonably cooperate with Buyer in remedying any such security breach.

Section 4.13 Certain Benefit Matters. On and after the Closing Date and until December 31, 2013 (unless Sellers’ Representative and Buyer mutually agree otherwise), Buyer shall cause the Companies or their respective successor to provide medical benefits (including causing the Companies or their respective successor to continue to pay the same proportion of the premiums for such medical benefits as in effect prior to the Closing Date) to each such person who is an employee of a Company, on the Closing Date, that are substantially equivalent to the medical benefits under such Company medical benefit plan prior to the Closing Date.

Section 4.14 Intercompany Obligations and Agreements.

(a) Except as set forth on Schedule 4.14, Sellers shall, and shall cause their respective Affiliates to, take such actions and make such payments as may be necessary so that, prior to the Closing, each of the Companies, on the one hand, and Sellers and their respective Affiliates (other than the Companies), on the other hand, shall settle, discharge, offset, pay, repay in full, terminate or extinguish all Intercompany Obligations, including any accrued and unpaid interest, fees and other amounts due or outstanding thereunder, in each case by cash settlement or by netting or setting off debt between the Companies, on the one hand, Sellers and their respective Affiliates (other than the Companies), on the other hand, such that, at or prior to the Closing, the balances of each such Intercompany Obligation shall be zero and no Company shall have any further rights or Liabilities with respect thereto; provided, however, that this Section 4.14(a) shall not apply to any Intercompany Obligations set forth on Schedule 4.14.

(b) Except as set forth on Schedule 4.14, prior to the Closing, Sellers shall, and shall cause their respective Affiliates to, take such actions as may be necessary to terminate and release the Companies from any and all Liabilities arising in connection with all Intercompany Agreements.

ARTICLE V

TAX MATTERS

Section 5.1 Tax Indemnities.

(a) Sellers shall be jointly and severally liable for and shall pay, reimburse, indemnify, defend and hold harmless Buyer Group Indemnitees for, from and against (without duplication) any:

(i) Taxes imposed on any Company for any Pre-Closing Tax Period, or for which any Company may be liable as a transferee, successor in interest, by Contract, under applicable Law or otherwise for any Pre-Closing Tax Period;

(ii) Taxes imposed on any Company, or for which any Company may be liable, under any Tax Contract entered into on or prior to the Closing Date;

(iii) Taxes imposed on any Company, or for which any Company may be liable pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, as a result of any Company having been included in a combined, consolidated, affiliated, unified or group Tax Return for any Pre-Closing Tax Period or having had its Tax liability calculated on a combined, consolidated, unified, group or affiliated basis for any Pre-Closing Tax Period;

(iv) Taxes relating to, resulting from or arising out of (A) any of the Companies being required to include any item of income or gain in, or exclude any item of loss or deduction from, the determination of taxable income for any Post-Closing Tax Period as a result of any (1) change in method of accounting for a Pre-Closing Tax Period under Section 481 of the Code (or any corresponding provision of state, local or foreign Law), (2) installment sale or open transaction made or entered into on or prior to the Closing Date, (3) prepaid amount received on or prior to the Closing Date or (4) intercompany transaction that will be required to be taken into account under Treasury Regulations Section 1.1502-13 (or any predecessor provision or any similar provision of state, local or foreign Law) and that occurs on or prior to the Closing Date or (B) any of the Companies having made an election under Section 108(i) of the Code to defer the recognition of any cancellation of indebtedness income;

(v) Losses or Taxes relating to, resulting from or arising out of any breach or nonperformance of any representation, warranty, covenant or agreement by Sellers set forth in this Agreement to the extent relating to Taxes or Tax matters;

(vi) Taxes relating to, resulting from or arising out of (A) any transaction occurring on or prior to the Closing Date pursuant to or as contemplated by this Agreement or any Ancillary Agreement, (B) any transaction occurring pursuant to or as contemplated by Section 4.10 (including any such transaction occurring after the Closing Date) and (C) any Liabilities under the agreements that are required to be terminated pursuant to Section 5.7(b);

(vii) Transfer Taxes allocable to Seller pursuant to Section 5.6;

(viii) Taxes imposed on any Buyer Group Indemnitee with respect to any Taxes required to be deducted or withheld from any amount paid or payable (or treated for Tax purposes as paid or payable) by any Buyer Group Indemnitee pursuant to this Agreement or any Ancillary Agreement to the extent such Taxes are not deducted or withheld; and

(ix) reasonable out of pocket costs, expenses, fees and other amounts incurred in contesting, determining, investigating, or settling any matter for which a claim for indemnity may be made pursuant to the foregoing (including attorneys’ and accountants’ fees).

(b) Buyer shall be liable for and shall pay, reimburse, indemnify, defend and hold harmless Seller Indemnitees for, from and against (without duplication):

(i) Taxes imposed on any Company for any Post-Closing Tax Period, or for which any Company may be liable for any Post-Closing Tax Period, in each case excluding Taxes described in Section 5.1(a);

(ii) Taxes relating to, resulting from or arising as a result of any breach or nonperformance of any covenant by Buyer set forth in this Agreement to the extent relating to Taxes or Tax matters;

(iii) Transfer Taxes allocable to Buyer pursuant to Section 5.6; and

(iv) reasonable out of pocket costs, expenses, fees and other amounts incurred in contesting, determining, investigating, or settling any matter for which a claim for indemnity may be made pursuant to the foregoing (including attorneys’ and accountants’ fees).

Section 5.2 Proration of Taxes. For purposes of Section 5.1 and Section 5.3, any liability for Taxes attributable to a Straddle Period shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date (i) in the case of real and personal property Taxes, by apportioning such Taxes on a per diem basis and (ii) in the case of all other Taxes, on the basis of a closing of the books as of the end of day on the Closing Date.

Section 5.3 Tax Returns.

(a) Sellers shall be jointly and severally responsible for (i) preparing and filing (or causing to be prepared and filed) all Tax Returns with respect to the Companies for Pre-Closing Tax Periods other than Straddle Periods and (ii) paying to the relevant Tax Authority all Taxes of or with respect to the Companies that are shown as due on such Tax Returns, in each case, within the time and in the manner prescribed by Law. All such Tax Returns shall be prepared and filed in accordance with past practices and the requirements of this Agreement and no position shall be taken on such Tax Returns that could materially adversely affect any of the Companies after the Closing Date.

(b) Buyer shall be responsible for (i) preparing and filing (or causing to be prepared and filed) all Tax Returns with respect to the Companies for all Straddle Periods and (ii) paying to the relevant Tax Authority all Taxes shown as due on such Tax Returns, in each case, within the time and in the manner prescribed by Law. Sellers shall be jointly and severally liable to pay to Buyer an amount equal to all Taxes for Pre-Closing Tax Periods that are shown as due on any such Tax Return, no later than five Business Days before any such Tax is due, by wire transfer of immediately available funds to an account designated by Buyer. Should Sellers not make full payment of any such Taxes within such five Business Day period, any amount payable shall be increased by the interest on such amount, compounded daily (based on a 365 day year), at the Interest Rate from and including the date that such a payment is due to and including the date of payment.

(c) For the avoidance of doubt, this Section 5.3 relates only to the process of filing Tax Returns and paying Taxes to the relevant Tax Authority and shall not prejudice or interfere with any indemnification obligations under Section 5.1 (except to the extent that Sellers pay Buyer any amounts under clause (b) above).

(d) Sellers and Buyer shall each use their respective reasonable best efforts to make any Tax Returns and work papers in respect of a Pre-Closing Tax Period for which Sellers (on the one hand) and Buyer (on the other hand) is responsible for preparing available for review by

Buyer (on the one hand) and Sellers’ Representative (on the other hand) sufficiently in advance of the due date for filing such Tax Returns (after taking into account available extensions), but in all events at least 45 days prior to the date such Tax Return is required to be filed, to provide Buyer (on the one hand) and Sellers’ Representative (on the other hand) with a meaningful opportunity to analyze, comment on and dispute such Tax Returns. The reviewing party shall notify the preparing party of any comments or disputes with respect to such Tax Returns in advance of the due date for filing such Tax Returns (after taking into account available extensions), but in all events at least 30 days prior to the date such Tax Return is required to be filed, to provide Sellers’ Representative or Buyer (as applicable) with a meaningful opportunity to consider such comments or disputes and for such Tax Returns to be modified, as appropriate, before filing. In the event of any disagreement between Buyer and Sellers’ Representative, such disagreement shall be resolved by an accounting firm of international reputation mutually agreeable to Seller and Buyer (the “Tax Accountant”), and any such determination by the Tax Accountant shall be final unless otherwise not consistent with a determination (as defined in Section 1313(a) of the Code). The fees and expenses of the Tax Accountant shall be borne equally by Buyer, on the one hand, and Sellers (jointly and severally), on the other hand. If the Tax Accountant does not resolve any differences between Sellers’ Representative and Buyer with respect to such Tax Return at least five Business Days prior to the due date therefor, such Tax Return shall be filed as prepared by the party having the responsibility hereunder for preparing such Tax Return and amended to reflect the Tax Accountant’s resolution. The preparation and filing of any Tax Return with respect to any Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 5.4 Tax Contests.

(a) Buyer or Sellers’ Representative (on behalf of Sellers), as the case may be, will provide written notice to the other within 30 days of its discovery of any matter that may give rise to a claim for indemnity pursuant to this Article V (a “Tax Claim” and such notice a “Tax Claim Notice”); provided, however, that failure to comply with this Section 5.4(a) by an Indemnified Party shall not affect the Indemnifying Party’s indemnification obligation hereunder except only to the extent the Indemnifying Party’s ability to control such Tax Claim is adversely and materially affected by such failure. A Tax Claim Notice shall contain a summary of the facts (set forth with reasonable specificity based on the then available information) underlying or relating to the relevant claim, any correspondence or notice received from any third party with respect thereto and a statement that the Indemnified Party seeks indemnification for Taxes relating to such claim.

(b) Sellers’ Representative, at the expense of Sellers, shall have the right to control the conduct of the defense of any Tax Claim brought by a Tax Authority that involves solely a matter for which Sellers are required to indemnify the Buyer Group Indemnitees; provided, that (i) Buyer is provided written notice by Sellers’ Representative of his intent to control the defense of such matter within 15 days after Sellers’ Representative has received the underlying Tax Claim Notice (which will include Sellers’ Representative’s acknowledgement that Sellers are jointly and severally liable for all Taxes and Losses of the Buyer Group Indemnitees that result or arise from such Tax Claim), (ii) Sellers’ Representative shall not have the right to control the defense of any Tax Claim with respect to any Tax matter that involves a consolidated, combined, affiliated or unified filing that includes Buyer or an Affiliate of Buyer (other than Tax Claims for

Pre-Closing Periods that include solely one or more Companies), and (iii) Sellers’ Representative shall not have the right to control the conduct of the defense of, or settle, any Tax Claim if the resolution or determination of such Tax Claim could materially adversely affect or prejudice the Buyer Group Indemnitees. Except as provided in the foregoing, Buyer shall control (at Sellers’ joint and several expense to the extent the Tax Claim relates to or involves a matter for which Sellers are required to indemnify the Buyer Group Indemnitees) the conduct of the defense of all Tax Claims. Buyer (at its expense) shall have the right to participate in the conduct of the defense of any Tax Claim controlled by Sellers’ Representative. Sellers’ Representative (at Seller’s joint and several expense) shall have the right to participate in the conduct of the defense of any Tax Claim relating to the Companies that is not controlled by Sellers’ Representative to the extent (A) the defense relates solely to the Tax Claim and (B) Sellers’ Representative has acknowledged in writing that Sellers are jointly and severally liable for all Taxes and Losses of the Buyer Group Indemnitees that arise from such Tax Claim.

(c) Except as set forth in Section 5.4(b), notwithstanding any provision in this Agreement to the contrary, the parties agree that they will not settle, compromise or agree to any Tax adjustment with respect to any Tax Claim without first obtaining the prior written consent of Buyer or Sellers’ Representative (as applicable) if such compromise, settlement or agreement affects or could affect Buyer’s or Sellers’ Tax liability (including Tax liabilities of or with respect to the Companies), which consent shall not be unreasonably withheld or delayed.

Section 5.5 Books and Records; Cooperation. The parties to this Agreement and their respective Affiliates will provide each other with such cooperation and information as Buyer or Sellers’ Representative reasonably may request of the other or such Affiliates with respect to any Tax matter at the expense of the requesting party (unless such expense is an expense for which an indemnity is due). Such cooperation shall include providing signatures with respect to any Tax Returns that must be filed, and providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax Authorities. Each Seller shall make himself, his advisors and the Companies’ auditors for all Pre-Closing Tax Periods available to provide explanations of any documents or information provided hereunder and to assist with any matter relating to Taxes, including any Audit or the preparation of any financial statements. Each of Sellers, Buyer and their respective Affiliates shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Companies until the later of (i) the expiration of the statute of limitations of the Taxable Periods to which such Tax Returns and other documents relate, without regard to extensions, or (ii) six years following the due date (without extension) for such Tax Returns. Prior to disposing of any such records, notice shall be given by Buyer or Sellers’ Representative, as applicable, to Sellers’ Representative or Buyer providing reasonable terms allowing such Person to take, at such Person’s sole expense, possession of such records.

Section 5.6 Transfer Taxes. All Transfer Taxes incurred in connection with transactions contemplated by this Agreement shall be borne by Sellers (jointly and severally) and Buyer as follows: (a) Sellers shall jointly and severally bear and be obligated to pay any Transfer Taxes that are real estate Taxes, and (b) Sellers (jointly and severally) and Buyer shall each bear and pay one half of any Transfer Taxes not described in the preceding clause (a). Sellers and Buyer shall cooperate with each other in the timely filing and execution of any Tax Returns and other documentation relating to Transfer Taxes, the remitting of payment of all such Taxes and the delivery of any forms claiming exemption or relief from any such Taxes.

Section 5.7 Additional Covenants.

(a) All powers of attorney with respect to any Tax matters granted by or on behalf of the Companies prior to the Closing Date will be terminated as of the day prior to the Closing Date.

(b) All Tax Sharing Agreements with respect to or involving the Companies shall be terminated with respect to any Liability of the Companies as of the day prior to the Closing Date and the Companies shall not be bound thereby or have any Liability thereunder at any time thereafter.

(c) Sellers and Buyer (and each of their respective Affiliates) agree to treat all indemnification payments made by either of them under this Agreement as adjustments to the Purchase Price for all Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise. Buyer will determine the appropriate allocation of any such adjustment to the portions of the Purchase Price paid with respect to the Shares.

(d) Notwithstanding anything in this Agreement to the contrary, except as provided in Section 8.5(b), the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be solely governed by this Article V and the rights to indemnification set forth in this Article V shall not in any manner be subject to any of the limitations on indemnification set forth in Article VIII (including Section 8.4); provided, however, that the foregoing shall not apply to limit the indemnification for any Tax matter relating to Sections 2.16, 2.17, or 4.1(q), (r) or (s).

(e) Notwithstanding any provision in this Agreement to the contrary, all agreements, covenants and indemnification matters contained in this Article V shall survive the Closing and shall not terminate until 60 days after the expiration of all relevant statutes of limitations; provided, however, that upon an Indemnified Party providing an Indemnifying Party with a Tax Claim Notice prior to the applicable date determined pursuant to the immediately preceding sentence, the agreements that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is resolved.

(f) Except as provided in Section 5.3(b) or as otherwise specifically provided for in this Article V, all payments due with respect to Taxes or Losses for which an Indemnifying Party has provided an Indemnified Party with an indemnity pursuant to this Agreement shall be made upon the earlier to occur of (i) three Business Days after an agreement by the Indemnifying Party and the Indemnified Party as to the Indemnifying Party’s Liabilities for such Taxes or Losses, and (ii) in the case of a matter that is being litigated or arbitrated between an Indemnifying Party and an Indemnified Party, three Business Days after the first conclusion of such matter that results in a payment due from the Indemnifying Party.

(g) Each of the Companies and Sellers will make an election under Section 336(e) of the Code (and any comparable elections under state, local, and foreign tax law) with respect to the purchase and sale of the Shares hereunder (collectively, the “Section 336(e) Election”). In connection with the making of the Section 336(e) Election, (i) each Company will enter into a written, binding agreement, with Sellers on or before the due date of the Company’s federal income Tax Return for the S corporation taxable year that includes the Closing Date, to make the Section 336(e) election and will prepare and file with such Tax Return a Section 336(e) election statement consistent with Treasury Regulation Section 1.336-2(h); (ii) Buyer, Sellers and the Companies will take, and cooperate with each other to take, all actions necessary and appropriate (including the preparation, completion, execution and timely filing of Form 8883 (or successor form prescribed by the IRS for use in connection with a Section 336(e) election), and the preparation, completion, execution and timely filing of such other forms, returns, elections, schedules and other documents and instruments) to effect, perfect and preserve a timely Section 336(e) Election, and will report the purchase and sale of the Shares consistent with the Section 336(e) Election, and, unless otherwise required by applicable Tax Laws, shall take no position contrary thereto or inconsistent therewith in any Tax Return or other filing or in any discussion with or any proceeding before any taxing authority; and (iii) the Purchase Price and all other items that comprise the “aggregate deemed asset disposition price” and the “adjusted grossed-up basis” (as defined in, and required to be allocated pursuant to, Section 336(e) of the Code and the applicable Treasury Regulations) will be allocated in accordance with the allocation in Schedule 5.7 attached hereto, and such allocation will, for Tax purposes, be binding on the Companies, Sellers, and Buyer, and the Companies, Sellers, and Buyer will file their respective Tax Returns in accordance with such allocation.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to the Obligations of Buyer, Parent and Sellers. The obligations of Buyer, Parent and Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Closing of the following condition:

(a) No Injunction, Etc. The consummation of the transactions contemplated hereby or by the Ancillary Agreements shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law, and there shall be no Litigation by any Governmental Authority pending or threatened in writing that would reasonably be expected to result in such a restraint, injunction or prohibition.

Section 6.2 Conditions to Obligations of Buyer and Parent. The obligations of Buyer and Parent to consummate the transactions contemplated hereby shall be subject to the fulfillment or waiver in writing at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Sellers set forth in this Agreement shall be true and correct in all material respects as of the date of this agreement and as of the Closing as though made at and as of the Closing, except (i) the representations and warranties in Sections 2.2 (Authorization), 2.3(a) (Non-Contravention), 2.4 (Capitalization; Title to Shares) and 2.27 (Finders’ Fees), shall be true and correct in all respects as of the date of this agreement and as of the Closing as though made at and as of the Closing and (ii) to the extent that any other representations and warranties of Sellers are qualified by the term “material” or “Material Adverse Effect”, in which case such representations and warranties

(as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects as of the date of this agreement and as of the Closing as though made at and as of the Closing; and Buyer shall have received a certificate signed by each Seller to the effect set forth in this Section 6.2(a).

(b) Performance of Covenants and Obligations. Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material” or “Material Adverse Effect”, in which case Sellers shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material Adverse Effect”) in all respects through the Closing; and Buyer shall have received a certificate signed by each Seller to the effect set forth in this Section 6.2(b).

(c) No Litigation. There shall be no Litigation by any Governmental Authority pending or threatened in writing that would reasonably be expected to result in a material limitation on Buyer’s or Parent’s ownership or control of the Shares or the Companies ownership or control of the Business.

(d) No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist since December 31, 2012 that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(e) FIRPTA Certificate. Sellers shall have delivered to Buyer a statement, meeting the requirements of Treasury Regulations Sections 1.897-2(g)(2) and 1.1445-2(c)(3), to the effect that the Shares do not constitute U.S. real property interests as of the Closing Date within the meaning of Section 897(c)(1) of the Code and the Treasury Regulations promulgated thereunder.

(f) Third Party Consents. All Third Party Consents set forth on Schedule 6.2(f) shall have been obtained by Sellers.

Section 6.3 Conditions to Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment or waiver in writing at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Buyer and Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this agreement and as of the Closing as though made at and as of the Closing, except (i) the representations and warranties in Sections 3.2 (Corporate Status), 3.3(a) (Non-Contravention) and 3.7 (Finders’ Fees), shall be true and correct in all respects as of the date of this agreement and as of the Closing as though made at and as of the Closing and (ii) to the extent that any other representations and warranties of Buyer are qualified by the term “material” or “Buyer Group Material Adverse Effect”, in which case such representations and warranties (as so written, including the term “material” or “Buyer Group Material Adverse Effect”) shall be true and correct in all respects as of the date of this agreement and as of the Closing as though made at and as of the Closing; and Sellers’ Representative shall have received a certificate signed by a duly authorized officer of Buyer and a duly authorized officer of Parent to the effect set forth in this Section 6.3(a).

(b) Performance of Covenants and Obligations. Buyer and Parent shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material” or “Buyer Group Material Adverse Effect”, in which case Buyer and Parent shall have performed and complied with all of such covenants (as so written, including the term “material” or “Buyer Group Material Adverse Effect”) in all respects through the Closing; and Sellers’ Representative shall have received a certificate signed by a duly authorized officer of Buyer and a duly authorized officer of Parent to the effect set forth in this Section 6.3(b).

(c) No Buyer Group Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist since December 31, 2012 that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Buyer Group Material Adverse Effect.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the written agreement of Buyer and Sellers’ Representative;

(b) by either Buyer or Sellers’ Representative by notice to the other, if:

(i) the Closing shall not have been consummated on or before July 31, 2013 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to Buyer or Sellers’ Representative if the breach of any provision of this Agreement by, respectively, Buyer or Parent, on the one hand, or any Seller, on the other hand, shall have resulted in the failure of the Closing to be consummated by such time; or

(ii) (A) there shall be any Law that makes the consummation of the Closing illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining Buyer, Parent or Seller from consummating the Closing is entered and such judgment, injunction, judgment or order shall have become final and nonappealable;

(c) by Buyer by notice to Sellers’ Representative, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of any Seller or any of the Companies set forth in this Agreement shall have occurred that would cause the condition set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied, and such breach is incapable of being cured by the End Date, or if capable of being cured prior to the End Date, shall not have been cured within 30 days after written notice of such breach shall have been received by Sellers’ Representative;

(d) by Sellers’ Representative by notice to Buyer, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer or Parent set forth in this Agreement shall have occurred that would cause the condition set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied, and such breach is incapable of being cured by the End Date, or if capable of being cured prior to the End Date, shall not have been cured within 30 days after written notice of such breach shall have been received by Buyer; or

(e) by Buyer by notice to Sellers’ Representative, if there shall have occurred and be continuing for 45 days any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

Section 7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect without Liability of any party (or any of its directors, officers, employees, stockholders, Affiliates, agents, representatives or advisors) to the other parties hereto; provided that no such termination shall relieve any party of Liability for a breach of this Agreement or impair the right of any party to compel specific performance by any other party of its obligations under this Agreement. The provisions of Section 4.4(a) (Access to Information; Confidentiality), Section 4.6 (Public Announcements), this Section 7.2 and Section 7.1 (Termination), Article IX (Definitions) and Article X (Miscellaneous) shall survive any termination hereof pursuant to Section 7.1.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival. The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith and all covenants and agreements contained in this Agreement that are to be fully performed or complied with at or prior to the Closing shall survive the Closing solely for purposes of Article V and this Article VIII until the date that is 18 months following the Closing Date; provided, that (a) the representations and warranties in Section 3.8 (SEC Matters) shall survive until the date that is 24 months following the Closing Date, and (b) the representations and warranties in Sections 2.1 (Corporate Status), 2.2 (Authorization), 2.3(b) (Non-Contravention), 2.4 (Capitalization; Title to Shares), 2.11(j) (Other Intellectual Property Matters), 2.15 (Environmental Matters), 2.16 (Employees, Labor Matters, Etc.), 2.17 (Employee Benefit Plans and Related Matters; ERISA), 2.18 (Tax Matters) and 2.27 (Finders’ Fees) (such representations and warranties, the “Sellers’ Fundamental Representations”) and the representations and warranties in Sections 3.1 (Corporate Status), 3.2(a) and (b) (Authorization), 3.3 (Non-Contravention) and 3.7 (Finders’ Fees) (such representations and warranties, the “Buyer Group Fundamental Representations”), shall survive until 60 days past the applicable statute of limitations. The covenants and agreements of the parties contained in this Agreement that are to be performed or complied with after the Closing shall survive until fully performed or complied with. The obligations to indemnify any party under this Agreement shall terminate when the applicable representation, warranty, covenant or agreement terminates pursuant to this Section 8.1. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 8.2 Indemnification by Sellers. From and after the Closing, subject to Section 8.4, Sellers shall jointly and severally defend, indemnify and hold harmless each of Buyer and Parent, their respective Affiliates, and, after the Closing, the Companies, and their respective officers, directors, employees, agents, advisors and representatives (collectively, the “Buyer Group Indemnitees”) from and against, and agree to jointly and severally pay or reimburse the Buyer Group Indemnitees for, any and all damages, losses, Liabilities and expenses (including reasonable fees and expenses of attorneys, accountants, consultants and other third party advisors and other reasonable out-of-pocket expenses incurred in the investigation, defense or settlement of any of the same or in asserting, preserving or enforcing any rights under this Agreement), whether in respect of Third Party Claims, claims between the parties or otherwise (collectively, “Losses”) (without duplication of the dollar amount of any Loss for which indemnification may be provided under Article V or under more than one provision of this Section 8.2), resulting from or arising out of:

(a) any inaccuracy in or breach of any representation or warranty made by any Seller in or pursuant to this Agreement or any certificate furnished by any Seller pursuant to this Agreement;

(b) any failure of any Seller (or, prior to the Closing, any Company) to perform any covenant or agreement under this Agreement; and/or

(c) any of the matters set forth in Schedule 8.2(c).

Section 8.3 Indemnification by Parent and Buyer. From and after the Closing, subject to Section 8.4, Buyer and Parent shall jointly and severally defend, indemnify and hold harmless Sellers, their respective Affiliates and their respective officers, directors, employees, agents, advisors and representatives (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses (without duplication of the dollar amount of any Loss for which indemnification may be provided under Article V or under more than one provision of this Section 8.3) resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty made by Buyer or Parent in or pursuant to this Agreement or any certificate furnished by Buyer or Parent pursuant to this Agreement, or (b) any failure of Buyer or Parent (or, after the Closing, the Companies) to perform any covenant or agreement under this Agreement.

Section 8.4 Certain Limitations.

(a) After the Closing, Sellers shall not be required to indemnify Buyer Group Indemnitees for:

(i) Losses under Section 8.2(a) (except with respect to inaccuracies in or breaches of any of the Sellers’ Fundamental Representations) until the aggregate amount of all such Losses exceeds $150,000 (the “Deductible”), in which event Sellers shall be jointly and severally responsible only for any such Losses in excess of such Deductible;

(ii) (x) Losses under Section 8.2(a) (except with respect to inaccuracies in or breaches of any of the Sellers’ Fundamental Representations) in the aggregate in excess of $3,000,000 (the “Cap”).

(b) After the Closing, except with respect to inaccuracies in or breaches of the Buyer Group Fundamental Representations, neither Buyer nor Parent shall be required to indemnify Seller Indemnitees for Losses under Section 8.3(a) (i) until the aggregate amount of all such Losses exceeds the Deductible, in which event Buyer and Parent shall be jointly and severally responsible only for Losses in excess of such Deductible, or (ii) for Losses in the aggregate in excess of the Cap.

(c) For purposes of this Article VIII, (i) an inaccuracy in or breach of a representation or warranty shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any qualification as to materiality, “Material Adverse Effect” or “Buyer Group Material Adverse Effect” or similar language and (ii) the amount of Losses in respect of any breach of a representation or warranty, including any deemed breach resulting from the application of clause (i), shall be determined without regard to any limitation or qualification as to materiality, “Material Adverse Effect” or “Seller Material Adverse Effect” or similar language set forth in such representation or warranty.

(d) The rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations, warranties and covenants of Sellers, and the Buyer Group Indemnitees’ rights to indemnification with respect thereto, shall not be affected or deemed waived by reason of (and the Buyer Group Indemnitees shall be deemed to have relied upon the representations and warranties of Sellers set forth herein notwithstanding) (i) any investigation made by or on behalf of any of the Buyer Group Indemnitees (including by any of its advisors, consultants or representatives) or by reason of the fact that any of the Buyer Group Indemnitees or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, regardless of whether such investigation was made or such knowledge was obtained before or after the execution and delivery of this Agreement or (ii) Buyer’s or Parent’s waiver of any condition set forth in Article VI. The representations, warranties and covenants of Buyer and Parent, and the Seller Indemnitees’ rights to indemnification with respect thereto, shall not be affected or deemed waived by reason of (and the Seller Indemnitees shall be deemed to have relied upon the representations and warranties of Buyer and Parent set forth herein notwithstanding) (i) any investigation made by or on behalf of any of the Seller Indemnitees (including by any of a Seller Indemnitee’s advisors, consultants or representatives) or by reason of the fact that any of the Seller Indemnitees or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, regardless of whether such investigation was made or such knowledge was obtained before or after the execution and delivery of this Agreement or (ii) Sellers’ Representative’s waiver of any condition set forth in Article VI.

(e) Except as provided in Article V and Section 10.10, the indemnity provided for in this Article VIII shall be the sole and exclusive monetary remedy (including equitable remedies that involve monetary payment, such as restitution or disgorgement, other than specific performance to enforce a payment or performance obligation hereunder) of Buyer Group Indemnitees or Seller Indemnitees, as the case may be, after the Closing with respect to any and all claims relating to this Agreement and the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud or willful misconduct). Notwithstanding anything to the contrary in this Agreement, none of the limitations on indemnities set forth in this Article VIII shall apply in the event of any fraud or willful misconduct on the part of any of the parties or their Affiliates.

(f) For purposes of this Agreement, “Losses” shall exclude (i) punitive and exemplary damages, except to the extent awarded in connection with any Third Party Claim and (ii) consequential damages, including lost income and profits and interruptions of business to the extent constituting consequential damages, except (A) to the extent such damages are the probable and reasonably foreseeable consequence of a breach of the representation or warranty or a breach or failure to perform any covenant or agreement contained in a Transaction Agreement or (B) to the extent such damages are awarded in connection with any Third Party Claims; provided, that in no event will the term “Losses” exclude Losses directly or indirectly resulting from, incurred in connection with or arising out of fraud or willful misconduct.

Section 8.5 Adjustments; Payments, Etc.

(a) Any indemnity payment made by Sellers to Buyer Group Indemnitees, on the one hand, or by Buyer and Parent to Seller Indemnitees, on the other hand, pursuant to this Article VIII in respect of any Loss shall be net of an amount equal to (x) any insurance proceeds actually received by the Indemnified Party in respect of such claim minus (y) any related costs and expenses, including the aggregate cost of pursuing any related insurance claims plus any related increases in insurance premiums or other chargebacks; provided, however, that any amount payable by an Indemnifying Party pursuant to this Article VIII shall not be delayed or reduced pending any receipt of insurance proceeds. If an Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b) Once a Loss is agreed in writing by the Indemnifying Party, or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within five Business Days of such agreement or such final adjudication by wire transfer of immediately available funds to an account designated by the Indemnified Party. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such five Business Day-period, any amount payable shall be increased by the interest on such amount, compounded daily (based on a 365 day year), at an interest rate of eight percent (8%) from and including the date of agreement of the Indemnifying Party or final adjudication or determination to and including the date of payment.

(c) For all matters arising under or in connection with Article V or Section 8.2, the Buyer Indemnified Parties shall recover, subject to the limitations contained in this Article VIII (i) first, from the funds held pursuant to the Escrow Agreement (to the extent such funds remain in escrow and to the extent not previously distributed); and (ii) second, to the extent Losses under Article V or Section 8.2 are not fully recovered, the Buyer Indemnified Parties shall be entitled to recover any remaining Losses directly from the Sellers, jointly and severally.

(d) Upon notice to Sellers’ Representative specifying in reasonable detail the basis for such set-off, Buyer may (on behalf of itself or any other Buyer Group Indemnitee, including Parent) set off any amount to which any Buyer Group Indemnitee may be entitled under Article V or this Article VIII this against amounts otherwise payable under the Buyer Note (first against principal, and then against interest). The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Buyer Note or any instrument securing the Buyer Note; provided, that if it is ultimately determined by court of competent jurisdiction that that Buyer’s exercise of such right of set-off was without any reasonable basis, Sellers shall be entitled to recover their reasonable attorneys’ fees in connection with the defense against any such set-off. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit any Buyer Group Indemnitee in any manner in the enforcement of any other remedies that may be available to any Buyer Group Indemnitee. Buyer’s right of set-off against the Buyer Note is intended to secure any payment obligations of Sellers under Article V and Article VIII; provided, that such right of set-off is not the exclusive means by which Buyer Group Indemnitees may recoup Losses from Sellers under this Agreement.

Section 8.6 Third Party Claim Procedures.

(a) In the event that any Litigation for which an indemnifying party (an “Indemnifying Party”) may have liability hereunder to a Buyer Group Indemnitee or a Seller Indemnitee, as the case may be (an “Indemnified Party”), other than any such Litigation relating to Taxes (which are the subject of Section 5.4), is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall reasonably promptly, but in no event more than 20 Business Days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim describing in reasonable detail the facts and circumstances with respect to the subject matter of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto, the basis for which indemnification is sought and copies of the relevant documents evidencing such Third Party Claim (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement with respect to such Third Party Claim except to the extent that such failure has a prejudicial effect on the Indemnifying Party with respect to such Third Party Claim (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to provide such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, as soon as reasonably practicable following the Indemnified Party’s receipt thereof, copies of all notices, court papers and other relevant documents received by the Indemnified Party relating to the Third Party

Claim. The Indemnifying Party shall have 20 Business Days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim unless the Indemnified Party has notified the Indemnifying Party in the Claim Notice that it has determined in good faith that there is a reasonable probability that such Third Party Claim may result in injunctive or other nonmonetary relief against the Indemnified Party or any of its Affiliates, in which case the Indemnifying Party shall not have any rights to defend the Indemnified Party against such Third Party Claim and the Indemnified Party shall assume such defense at the Indemnifying Party’s expense.

(b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense, with counsel reasonably satisfactory to the Indemnified Party. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense; provided, however, that if (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, as provided in the first sentence of clause (c) of this Section 8.6, or (iii) the Indemnifying Party is not entitled to a legal defense or counterclaim available to the Indemnified Party, then the Indemnifying Party shall be liable for the reasonable fees and expenses of one outside counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party reasonably determines counsel is required. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (A) injunctive or other nonmonetary relief against the Indemnified Party or any of its Affiliates, including the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (B) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates or (C) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, settle, compromise or offer to settle or compromise any Third Party Claim.

(c) If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, (ii) is not entitled to defend the Third Party Claim pursuant to clause (a) of this Section 8.6 or (iii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within 10 Business Days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right, at all times, but not the obligation to assume its own defense and the Indemnifying Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its own expense. In no event shall the Indemnified Party’s right to indemnification for a Third Party Claim be adversely affected by its assumption of the defense of such Third Party Claim.

(d) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents, and employees; it being understood that such cooperation shall not affect the indemnifiability hereunder of the costs and expenses of the Indemnified Party relating thereto. The Indemnifying Party shall keep the Indemnified Party reasonably apprised of any significant developments relating to any Third Party Claim of which the Indemnifying Party has assumed the defense, including any proposed compromise, settlement or appeal with respect thereto.

(e) The Indemnified Party and the Indemnifying Party shall use their reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 8.7 Direct Claims. If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim describing in reasonable detail the facts and circumstances with respect to the subject matter of such Direct Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto, the basis for which indemnification is sought and copies of the relevant documents evidencing such Direct Claim; provided, however, that the failure to give such notice on a timely basis shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement with respect to such Direct Claim except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and has a prejudicial effect on the Indemnifying Party with respect to such Direct Claim. The Indemnifying Party shall have a period of 30 days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such 30-day period, the Indemnifying Party will be deemed to have accepted the Direct Claim. If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

Section 8.8 Nature of Sellers’ Obligations. The representations, warranties, covenants and agreements of Sellers contained in the Agreement are joint and several obligations. This means that each Seller shall be responsible to the full extent provided in Article V and Article VIII for any Losses Buyer Indemnified Parties may suffer as a result of any inaccuracy, breach or failure to perform thereof.

ARTICLE IX

DEFINITIONS

Section 9.1 Certain Terms. The following terms have the respective meanings given to them below:

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, any acquisition or purchase, direct or indirect, whether by way of asset purchase, stock purchase, merger, consolidation, share exchange, business combination or otherwise, of any Shares or any material assets of the Companies.

“Affiliate,” with respect to any Person, means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing. For the purposes of this Agreement, prior to the Closing the Companies shall be deemed to be Affiliates of each Seller.

“Affiliate Transaction” has the meaning set forth in Section 2.23(b).

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the Safina Employment Agreement, the Knaster Employment Agreement, the Saavedra Employment Agreement, the Performance-Based Stock Agreements(A), the Performance-Based Stock Agreements(B) and the Buyer Note.

“Annual Financial Statements” has the meaning set forth in Section 2.6(a).

“Assets” has the meaning set forth in Section 2.10(a).

“Audit” has the meaning set forth in Section 2.18(f).

“Books and Records” means all written or electronic accounts, ledgers and records (including computer generated, recorded or stored records) relating to the business of the Companies, including customer lists, customer leads, contract forms, applications, enrollment forms, policy information, policyholder information, claim records, sales records, underwriting records, administrative, pricing, underwriting and claims handling manuals, corporate and accounting and other records (including the books of account and other records), Tax records (including Tax Returns), disclosure and other documents and filings required under applicable Law, financial records, and compliance records relating to the business of the Companies, including any database, magnetic or optical media and any other form of recorded, computer generated or stored information or process relating to the operations of the Companies.

“Business” means the business and operations of the Companies as conducted as of the date hereof and at any time between the date hereof and the Closing.

“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks in Tampa, Florida, are open for normal banking business.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Group Fundamental Representations” has the meaning set forth in Section 8.1.

“Buyer Group Indemnitees” has the meaning set forth in Section 8.2.

“Buyer Group Material Adverse Effect” means a material adverse effect on (a) the business, operations, condition (financial or otherwise) or results of operations of Buyer or Parent, taken as a whole, taken as a whole or (b) the ability of Buyer or Parent, or either one of them, to consummate the transactions contemplated hereby, but excluding, in the case of clause (a), any effect resulting after the date hereof from (i) any change, development, event or occurrence arising out of or relating to general economic or market conditions, (ii) any change, development, event or occurrence affecting the insurance industry generally, (iii) changes in applicable Law or GAAP, (iv) any change, development, event or occurrence arising out of or relating to natural catastrophe events, acts of terrorism, war (whether or not declared) or other hostilities, (v) the announcement of this Agreement and the transactions contemplated hereby, including any loss of or change in relationship with any customer or business partner, (vi) the performance by Buyer and Parent of their obligations under the Transaction Agreements (other than any effect resulting from (A) a violation or breach of any provision of the Organizational Documents of any of Buyer or Parent, (B) any conflict with or violation or breach of any provision of any applicable Law or (C) the requirement of any consent of any Person under, any breach of, or any default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or the giving to any Person of any rights of termination, acceleration or cancellation of, or creation of any Lien (other than Permitted Liens) on any of the assets or properties of Buyer or Parent pursuant to, any Contract to which Buyer or Parent is a party or by which either of them or any of their respective properties or assets is bound or subject, in each case, as a result of any such performance, action or failure to act) or any action or failure to act on the part of Buyer or Parent which action or failure to act is expressly requested or consented to in writing by Sellers or any one of them and (vii) any action on the part of any Company, any Seller or any of their Affiliates other than as required by any Transaction Agreement, to the extent that any such effect described in the preceding clauses (i) through (iv) does not materially and disproportionately affect Buyer and Parent, taken as a whole relative to other Persons engaged in the industries in which Buyer and Parent operate.

“Buyer Note” has the meaning set forth in Section 1.3(d).

“Cap” has the meaning set forth in Section 8.4(a)(ii).

“Claim Notice” has the meaning set forth in Section 8.6(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission Advance” has the meaning specified in that certain Master Commission Advance Agreement, dated April 25, 2013, as amended as of June 10, 2013, by and between Buyer and SHP.

“Companies” has the meaning set forth in the Recitals.

“Company Benefit Plans” means each employee benefit plan, scheme, program, policy, practice, arrangement or contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind (including, but not limited to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, consulting, termination, retention, change in control or severance plan, program, policy, arrangement or contract), whether written or unwritten, funded or unfunded, in each case, sponsored, maintained, contributed to or required to be contributed to by the Companies for the benefit of any Employee or with respect to which any of the Companies is a party or has or may have any Liability.

“Company Securities” has the meaning set forth in Section 2.4(b).

“Consumer Privacy Information” has the meaning set forth in Section 2.11(f).

“Contract” means any contract, agreement, indenture, note, bond, loan, lease, conditional sale contract, purchase or sales order, mortgage, license or other enforceable arrangement or agreement.

“Data” has the meaning set forth in Section 2.11(e).

“Deductible” has the meaning set forth in Section 8.4(a)(ii).

“Designated Court” has the meaning set forth in Section 10.5.

“Direct Claim” has the meaning set forth in Section 8.7.

“Employee” means any current or former employee of the Companies, including any such person who is absent from employment due to illness, vacation, injury, military service or other authorized absence (including an employee who is “disabled” within the meaning of the short-term disability plan currently in place for the applicable employer or who is on approved leave under the Family and Medical Leave Act of 1993, as amended).

“Employee Restrictive Agreements” has the meaning set forth in Section 2.11(d).

“End Date” has the meaning set forth in Section 7.1(b)(i).

“Enforceability Exception” means (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and (b) the effect of equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law regulating or relating to the protection of human health, natural resources or the environment, including laws relating to environmental contamination.

“Environmental Permit” means any permit, license, authorization or consent required pursuant to applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation that is or was part of the same controlled group of corporations with any Company within the meaning of Section 414(b) of the Code, any trade or business (whether or not incorporated) that is or was under common control with any Company within the meaning of Section 414(c) of the Code, and any other entity that is or was, together with any Company, a “single employer” under Section 414(m) or (o) of the Code.

“Exclusivity Period” has the meaning set forth in Section 4.3.

“GAAP” has the meaning set forth in Section 2.6(a).

“GAAP Financial Statements” has the meaning set forth in Section 2.6(a).

“Governmental Approval” has the meaning set forth in Section 2.2(b).

“Governmental Authority” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Guaranty” means the Guaranty, to be executed by Parent in favor of Sellers, in the form attached hereto as Exhibit D.

“Hazardous Substances” means: (a) asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum or petroleum products, radon gas, microbiological contamination or related materials, (b) or any substance that requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder, or (c) is regulated under any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (d) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (e) all obligations of such Person incurred or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (f) all lease obligations of such Person capitalized on the books and records of such Person, (g) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (i) all letters of credit or performance bonds issued for the account of such Person (excluding (i) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (ii) standby letters of credit relating to workers’ compensation insurance and (iii) surety bonds and customs bonds) and (j) all guaranties and arrangements having the economic effect of a guaranty by such Person of any Indebtedness of any other Person.

“Indemnified Party” has the meaning set forth in Section 8.6(a).

“Indemnifying Party” has the meaning set forth in Section 8.6(a).

“Insurance Contract” means any all insurance Contracts, binders, slips, certificates, endorsements, riders, treaties, policies, products or other arrangements, sold, issued, entered into, serviced or administered by any of the Companies in connection with the Business, in each case as such Contract, binder, slip, certificate, endorsement, rider, treaty, policy, product or other arrangement may have been amended, modified or supplemented.

“Insurance Regulator” means any insurance supervisory department or officials having jurisdiction over any part of the operations, business, assets, liabilities, products and services of the Companies.

“Intellectual Property” means (a) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, renewals, reissues, extensions and reexaminations of any of the foregoing, all patents that may issue on such applications, and all rights therein provided by applicable local Law, international treaties or conventions (“Patents”), (b) trademarks, service marks, trade dress, logos, designs, emblems, slogans, signs or insignia, Internet domain names, other similar designations of source, any and all common law rights thereto, and registrations and applications for registration of any of the foregoing (including intent-to-use applications), all rights therein provided by applicable local Law, international treaties or conventions and all reissues, extensions and renewals of any of the foregoing together with the goodwill symbolized by or associated with any of the foregoing (“Trademarks”), (c) copyrightable works and works of authorship (including Software (in any form including source code and executable or object code)), copyrights, whether or not registered, moral rights, rights of attribution and integrity and registrations and applications for registration of any of the foregoing, and all rights therein provided by applicable local Law, international treaties or conventions (“Copyrights”), (d) Trade Secrets, (e) Data, databases and datasets, (f) rights of privacy and publicity and (g) the right to sue for past infringement of any of the foregoing.

“Intercompany Agreement” means any Contract between any of the Companies, on the one hand, and any Seller or any of such Seller’s Affiliates (other than the Companies), on the other hand.

“Intercompany Obligation” means any loan, note, advance, receivable or payable between any Seller or any of such Seller’s Affiliates (other than the Companies), on the one hand, and any of the Companies, on the other hand.

“Interim Financial Statements” has the meaning set forth in Section 4.5.

“IP Licenses” has the meaning set forth in Section 2.11(b).

“IRS” means the Internal Revenue Service.

“Key Employees” means Safina, Knaster, Saavedra, Michael Borchers, Janet Tober, Justin Philipps and Chris Sabath.

“Knaster” has the meaning set forth in the Preamble.

“Knaster Employment Agreement” has the meaning set forth in Section 1.4(a)(i).

“Knaster Performance-Based Stock Agreement(A)” has the meaning set forth in Section 1.3(b).

“Knaster Performance-Based Stock Agreement(B)” has the meaning set forth in Section 1.3(c).

“Knowledge” means, (a) with respect to Seller, the actual knowledge of the individuals listed in Schedule 9.1(a) and (b) with respect to Buyer or Parent, the actual knowledge of the individuals listed in Schedule 9.1(b).

“Laws” has the meaning set forth in Section 2.13(a).

“Letter of Intent” means that certain letter agreement, dated April 24, 2013, by and between SHP and Parent.

“Liability” means any and all liabilities, obligations, debts and commitments of any kind, character or description, whether known or unknown, asserted or not asserted, absolute or contingent, fixed or unfixed, matured or unmatured, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whenever or however incurred or arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Litigation” means any action, cause of action, claim, cease and desist letter, demand, suit, arbitration proceeding, citation, summons, subpoena or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Losses” has the meaning set forth in Section 8.2.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, condition (financial or otherwise) or results of operations of the Companies, taken as a whole or (b) the ability of Sellers, or any one of them, to consummate the transactions contemplated hereby, but excluding, in the case of clause (a), any effect resulting after the date hereof from (i) any change, development, event or occurrence arising out of or relating to general economic or market conditions, (ii) any change, development, event or occurrence affecting the insurance industry generally, (iii) changes in applicable Law or GAAP, (iv) any change, development, event or occurrence arising out of or relating to natural catastrophe events, acts of terrorism, war (whether or not declared) or other hostilities, (v) the announcement of this Agreement and the transactions contemplated hereby, including any loss of or change in relationship with any customer or business partner, (vi) the performance by Sellers of their obligations under the Transaction Agreements (other than any effect resulting from (A) a violation or breach of any provision of the Organizational Documents of any of the Companies, (B) any conflict with or violation or breach of any provision of any applicable Law or (C) the requirement of any consent of any Person under, any breach of, or any default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or the giving to any Person of any rights of termination, acceleration or cancellation of, or creation of any Lien (other than Permitted Liens) on any of the assets or properties of any of the Companies pursuant to, any Contract to which any of the Companies is a party or by which any of them or any of their respective properties or assets is bound or subject, in each case, as a result of any such performance, action or failure to act) or any action or failure to act on the part of any Seller or any Company which action or failure to act is expressly requested or consented to in writing by Buyer or Parent and (vii) any action on the part of Buyer or Parent or any of their Affiliates other than as required by any Transaction Agreement, to the extent that any such effect described in the preceding clauses (i) through (iv) does not materially and disproportionately affect the Companies relative to other Persons engaged in the industries in which the Companies operate.

“May 2013 Financial Statements” has the meaning set forth in Section 2.6(a).

“Notice Period” has the meaning set forth in Section 8.6(a).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Owned Intellectual Property” has the meaning set forth in Section 2.11(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” has the meaning set forth in Section 1.3(b).

“Parent SEC Reports” has the meaning set forth in Section 3.8.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Performance-Based Stock Agreements(A)” has the meaning set forth in Section 1.3(b).

“Performance-Based Stock Agreements(B)” has the meaning set forth in Section 1.3(c).

“Permits” has the meaning set forth in Section 2.14(a).

“Permitted Liens” means (a) statutory Liens for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which accruals or reserves have been established against the full amount of such Liability on the GAAP Financial Statements, (b) statutory Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens arising in the ordinary course of business, (c) easements, rights of way, zoning ordinances and other similar encumbrances of record affecting real property, (d) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (e) statutory Liens in favor of lessors arising in connection with any property leased to the Companies and (f) other imperfections of title or encumbrances, if any, which do not materially detract from the current value or materially interfere with the current use by the Companies of the assets, properties or rights affected thereby and would not reasonably be expected to have or result in a Material Adverse Effect.

“Person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plantation Lease” has the meaning set forth in Section 2.10(d).

“Plantation Premises” means the premises in a building located at 6600 N.W. 16th, Plantation, Florida, leased pursuant to the Plantation Lease.

“Post-Closing Tax Period” means any Taxable Period beginning after the Closing Date; and, with respect to a Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Taxable Period ending on or before the Closing Date; and, with respect to a Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 1.3.

“Registered Owned Intellectual Property” has the meaning set forth in Section 2.11(a).

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Saavedra” has the meaning set forth in the Preamble.

“Saavedra Employment Agreement” has the meaning set forth in Section 1.4(a)(i).

“Saavedra Performance-Based Stock Agreement(A)” has the meaning set forth in Section 1.3(b).

“Saavedra Performance-Based Stock Agreement(B)” has the meaning set forth in Section 1.3(c).

“Safina” has the meaning set forth in the Preamble.

“Safina Employment Agreement” has the meaning set forth in Section 1.4(a)(i).

“Safina Performance-Based Stock Agreement(A)” has the meaning set forth in Section 1.3(b).

“Safina Performance-Based Stock Agreement(B)” has the meaning set forth in Section 1.3(c).

“Section 336(e) Election” has the meaning set forth in Section 5.7(g).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Disclosure Letter” means the letter, dated as of the date hereof, delivered by Sellers to Buyer and Parent prior to the execution of this Agreement and identified as the Seller Disclosure Letter.

“Seller Fundamental Representations” has the meaning set forth in Section 8.1.

“Seller Indemnitees” has the meaning set forth in Section 8.3.

“Sellers” has the meaning set forth in the Preamble.

“Sellers’ Representative” means the Seller who or which is appointed as agent and attorney-in-fact for all of the Sellers pursuant to Section 10.1.

“SHG” means Suncorp Holdings Group, Inc., a Florida corporation.

“SGM” has the meaning set forth in the Recitals.

“SGM Shares” has the meaning set forth in the Recitals.

“Shares” has the meaning set forth in the Recitals.

“SHP” has the meaning set forth in the Recitals.

“SHP Shares” has the meaning set forth in the Recitals.

“Software” means all computer software, including but not limited to, application software, system software and firmware, including all source code and object code versions thereof and all executables and utilities, in any and all forms and media, and all related documentation.

“SSS” has the meaning set forth in the Recitals.

“SSS Shares” has the meaning set forth in the Recitals.

“Straddle Period” means any Taxable Period that begins on or before the Closing Date and ends after the Closing Date.

“Tax” means (a) all taxes, charges, fees, duties, customs, tariffs, imposts, payments in lieu, levies or other assessments or charges in the nature of a tax or any other similar payment imposed by any Tax Authority, including, but not limited to, income, license, recording, occupation, environmental, customs duties, single business, margin, unemployment, disability, mortgage, inventory, alternative or add-on minimum, profits, receipts, premium, excise, property, sales, use, transfer, franchise, payroll, withholding, social security, estimated or other taxes or any other similar item and (b) any interest, penalty, fine or addition to any of the foregoing, whether disputed or not.

“Tax Accountant” has the meaning set forth in Section 5.3(d).

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Claim” has the meaning set forth in Section 5.4(a).

“Tax Claim Notice” has the meaning set forth in Section 5.4(a).

“Tax Contract” means any Contract or provision thereof under which any Company may have an obligation to another party with respect to Taxes.

“Tax Return” means any federal, state, local or foreign Tax report, return (including information return), claim for refund, election, notice, estimated Tax filing, declaration, statement, schedule, form, request or other document (including any related or supporting information or any amendment to any of the foregoing) supplied to, required to be filed with or required to be maintained by any Tax Authority with respect to Taxes, including any return or filing made on a consolidated, group, combined, unified or affiliated basis.

“Tax Sharing Agreement” has the meaning set forth in Section 2.18(l).

“Taxable Period” shall mean any taxable year or any other period that is treated as a taxable year, with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

“Third Party” means any Person as defined in this Agreement or in Section 13(d) of the 1934 Act, other than a Seller or any of its Affiliates.

“Third Party Claim” has the meaning set forth in Section 8.6(a).

“Third Party Consent” has the meaning set forth in Section 4.7(c).

“Trade Secrets” means trade secrets and all other proprietary confidential information, including customer lists, forms and types of financial, business, scientific, technical, economic, or engineering information, discoveries or know-how, including algorithms, apparatuses, patterns, plans, compilations, devices, formulae, inventions, designs, prototypes, methods, techniques, processes, inventions, procedures, programs or codes.

“Transaction Agreements” means, collectively, this Agreement and the Ancillary Agreements.

“Transfer Taxes” means any and all sales, use, stamp, documentary, filing, recording, transfer, real estate, stock transfer, intangible property transfer, personal property transfer, registration, securities transactions, conveyance and notarial Taxes, and similar fees, Taxes and governmental charges (together with any interest, penalty, addition to Tax, and additional amount imposed in respect thereof).

“Treasury Regulation” means the regulations prescribed under the Code.

Section 9.2 Construction. The words “hereby,” “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “party” or “parties” shall refer to parties to this Agreement. The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Section, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits, Schedules and the Seller Disclosure Letter annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Schedule or in the Seller Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to any agreement, contract, instrument, statute, rule or regulation are to that agreement, contract, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes rules and regulations promulgated under said statutes). References to any Person include the successors and permitted assigns of that Person. References to “dollars” or “$” means lawful money of the United States of America. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. All time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day. The Transaction Agreements are to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

ARTICLE X

MISCELLANEOUS

Section 10.1 Sellers’ Representative.

(a) Each of the Sellers hereby irrevocably makes, constitutes, and appoints Safina as the Sellers’ Representative and authorizes and empowers the Sellers’ Representative to receive all demands and notices on or with respect to the Sellers hereunder as such Seller’s true and lawful attorney-in-fact and agent, and for such Seller and in such Seller’s name, to (i) receive all demands, notices, or other communications directed to such Seller under this Agreement and to take any action (or to determine to refrain from taking any action) with respect thereto as he may deem appropriate as effectively as such Seller could act for himself/herself (including, without limitation, the settlement or compromise of any dispute or controversy), (ii) receive all payment, demands, notices, or other communications directed to such Seller under the Buyer Note and to take any action (or to determine to refrain from taking any action) with respect thereto as he may deem appropriate as effectively as such Seller could act for himself/herself (including, without limitation, the settlement or compromise of any dispute or controversy) and (iii) execute and deliver all instruments and documents of every kind incident to the foregoing with the same effect as if such Seller had executed and delivered such instruments and documents personally. Accordingly, any demands, notices or other communications directed to the Sellers hereunder or the Buyer Note shall be deemed effective if given to the Sellers’ Representative. Upon the death, resignation or incapacity of the Sellers’ Representative, a successor shall be appointed by the remaining Sellers within the 30-day period immediately following the date of such death, resignation or incapacity. The resignation of any Sellers’ Representative shall not be effective until a successor Sellers’ Representative has been appointed, and has accepted such appointment in accordance with the provisions of this Section 10.1(a). The selection of a successor Sellers’ Representative appointed in any manner permitted in this Section 10.1(a) shall be final and binding upon all of the Sellers and written notice of such selection and appointment shall be promptly provided to Buyer and Parent.

(b) No Fees or Commissions. The Sellers’ Representative will not be entitled to any fee, commission or other compensation for the performance of its service hereunder.

(c) Indemnification. In dealing with this Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative hereunder or thereunder: (i) the Sellers’ Representative will not assume any, and will incur no, liability whatsoever to any of the Sellers because of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement including, without limitation, by reason of the negligence of the Sellers’ Representative; (ii) the Sellers’ Representative will be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Sellers’ Representative pursuant to such advice will not subject the Sellers’ Representative to any liability to the Company, Buyer, Parent or any other Person; and (iii) each of the Sellers hereby indemnifies and holds harmless the Sellers’ Representative from any loss, damage, cost and expense (including, without limitation, attorneys’ fees and expenses) arising from or related to, or in connection with seeking legal or other advice in connection with, its performance of its duties as the Sellers’ Representative hereunder.

Section 10.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of (a) in the case of personal delivery, when actually delivered; (b) in the case of delivery by prepaid overnight courier with guaranteed next day delivery, the day designated for delivery by such courier; (c) in the case of delivery by registered or certified mail, postage prepaid, return receipt requested, five (5) days after deposit in the mails; (d) in the case of transmittal by facsimile, upon receipt by the sender of a printed confirmation of transmittal; or (e) in the case of transmittal by electronic mail, upon receipt by the sender of electronic confirmation of such transmittal, and in each case shall be addressed as follows (or at such other address, facsimile number or e-mail address for a party as shall be specified by like notice):

(i) if to Buyer or Parent, which single notice shall constitute notice to Buyer and Parent, to:

James P. Dietz

SVP – Finance and Business Development

Health Insurance Innovations, Inc.

15438 N. Florida Avenue, Suite 201

Tampa, Florida 33613

Facsimile: (877) 376-5832

E-mail: jdietz@hiiquote.com

with a copy, which shall not constitute notice to Buyer or Parent, to:

Michael A. Petrizzo, Jr.

Stevens & Lee, PC

485 Madison Avenue, 20th Floor

New York, New York 10022

Facsimile: (610) 371-7360

E-mail: mapj@stevenslee.com

(ii) if to Sellers, to Sellers’ Representative, which single notice shall constitute notice to all Sellers, to:

Joseph Safina

1517 Ponce De Leon Drive

Fort Lauderdale, Florida 33316

Facsimile: (955) 817-1062

E-mail: SAFJS@aol.com

with a copy, which shall not constitute notice to Sellers, to:

Leslie Marlow

Gracin & Marlow, LLP

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

Facsimile: (212) 208-4657

E-mail: lmarlow@gracinmarlow.com

Section 10.3 Amendment; Waivers, Etc. This Agreement may not be amended except by an instrument in writing signed on behalf Buyer, Parent and by the Sellers’ Representative (on behalf of all Sellers). Buyer and Parent, on the one hand, and Sellers’ Representative, on the other hand, may waive compliance by Sellers or Buyer and Parent with any term or provision of this Agreement that Sellers (or any one of them) or Buyer or Parent (or either one of them) were or are obligated to comply with or perform only by an instrument in writing provided in the manner contemplated by Section 10.2. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

Section 10.4 Expenses. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, whether or not consummated, shall be paid by the party incurring such costs, fees or expenses; provided, that Buyer will reimburse the Companies for 50% of the reasonable costs incurred in preparation of the Companies’ audited combined financial statements at and for the 12-month period ended and 2012.

Section 10.5 Governing Law, Submission to Jurisdiction, Waiver of Jury Trial. This Agreement shall be interpreted and construed in accordance with the Laws of the State of Florida, without regard to its conflict of laws principles that would require application of the Laws of a jurisdiction other than the State of Florida. Except as provided in Section 5.3(d), the parties hereby irrevocably and unconditionally (a) submit to the exclusive jurisdiction of any State or Federal Court sitting in Tampa, Florida (any such court, a “Designated Court”), over any

Litigation arising out of or relating to this Agreement; (b) agree that service of any process, summons, notice or document by the means specified herein shall be effective service of process for any Litigation brought against such party in a Designated Court; (c) waive any objection to the laying of venue of any such Litigation brought in a Designated Court has been brought in an inconvenient forum; and (d) agree that final judgment in any such Litigation in a Designated Court shall be conclusive and binding upon the parties and may be enforced in any other courts to whose jurisdiction the party against whom enforcement is sought may be subject, by suit upon such judgment. IN ADDITION TO THE FOREGOING, EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH PARTY HEREBY ACKNOWLEDGES THAT SUCH WAIVER IS MADE WITH FULL UNDERSTATING AND KNOWLEDGE OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED HEREBY.

Section 10.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided that except as permitted below, this Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of Buyer, Parent and Sellers’ Representative. Notwithstanding the foregoing, without the consent of Sellers’ Representative or Parent, Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Shares; provided that no such transfer or assignment will relieve Buyer of its obligations hereunder. Upon any such permitted assignment, the references in this Agreement to Buyer shall also apply to any such assignee unless the context otherwise requires.

Section 10.7 Entire Agreement. This Agreement (including the schedules, exhibits, documents or instruments referred to herein), the Ancillary Agreements (when executed and delivered) and Section 3 of the Letter of Intent constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. None of the parties hereto shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements or Section 3 of the Letter of Intent.

Section 10.8 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.9 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties. Each counterpart may be delivered by facsimile transmission or e-mail (as a .pdf, .tif or similar uneditable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as specifically provided under Article V and Article VIII, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties and their respective successors and permitted assigns.

Section 10.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms or otherwise breached and that, without the necessity of posting any bond or other security or undertaking, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 10.5, in addition to any other remedy to which they are entitled at law or in equity. If any Litigation is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives, the defense or counterclaim that there is an adequate remedy at law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK, SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BUYER:

Health Plan Intermediaries Holdings, LLC

By:	/s/ Michael Kosloske
	Name:	Michael Kosloske
	Title:	Chairman, President and Chief Executive Officer

PARENT:

Health Insurance Innovations, Inc.

By:	/s/ Michael Kosloske
	Name:	Michael Kosloske
	Title:	Chairman, President and Chief Executive Officer

SELLERS:

/s/ Joseph Safina
Joseph Safina

/s/ Howard Knaster
Howard Knaster

/s/ Jorge Saavedra
Jorge Saavedra

(Signature Page to Stock Purchase Agreement)